As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-7912

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 6 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LJ INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

British Virgin Islands	3911	Not Applicable

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification Number)

Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
011-852-2764-3622
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
(303) 770-7131
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Telephone: 303-770-7131
Facsimile: 303-770-7332

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

			Proposed	Proposed
			maximum	maximum
Title of each class			offering	aggregate	Amount of
of securities to be	Amount to be		price per	offering	registration
registered	registered		share (1)	price (1)	fee
Common Stock	1,679,000	(2)	$5.00	$8,395,000	$2,477
Redeemable Common Stock Purchase Warrants	1,679,000	(3)	$0.125	$209,875	$62
Common Stock underlying Redeemable Common Stock Purchase Warrants	1,679,000	(4)	$5.00	$8,395,000	$2,477
Common Stock Underwriter Warrants	146,000	(5)	$0.0000342	$5	$1
Common Stock underlying Common Stock Underwriter Warrants	146,000	(6)	$8.25	$1,204,500	$356
Warrant Underwriter Warrants	146,000	(7)	$0.0000342	$5	$1
Underwriter Underlying Warrants	146,000	(8)	$0.21	$30,660	$10
Common Stock underlying Underwriter Underlying Warrants	146,000	(9)	$8.25	$1,204,500	$356
Total Fee (10)				$19,439,545	$5,740

(footnotes on next page)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 219,000 shares of common stock (the “Common Stock” or the “Shares”) reserved for the option, exercisable within 45 days after the date on which the Securities and Exchange Commission (the “Commission”) declares this Registration Statement effective, to cover over-allotments, if any (the “Over-Allotment Option”), granted by the Company to Barron Chase Securities, Inc. (the “Underwriter”).

(3)	Includes 219,000 Redeemable Common Stock Purchase Warrants (the “Purchase Warrants” or the “Warrants”) reserved for the Over-Allotment Option. The Purchase Warrants (a) may be purchased separately from the Common Stock in the Offering, (b) are exercisable during a five-year period commencing on the effective date of this Registration Statement, and (c) shall be redeemable, at the option of the Company, at $0.25 per Purchase Warrant upon 30 days’ prior written notice, (i) if the closing bid price, as reported on The Nasdaq National Market, or the closing sale price, as reported on a national or regional securities exchange, as applicable, of the shares of the Registrant’s Common Stock for 30 consecutive trading days ending within ten days of the notice of redemption of the Purchase Warrants averages in excess of $10.00 per share, subject to adjustment, and (ii) after a then current registration statement has been declared effective by the Commission with regard to the shares of Common Stock to be received by the holder upon exercise, but (iii) during the one-year period after the effective date of this Registration Statement, only with the written consent of the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of these securities are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Purchase Warrants.

(4)	Reserved for issuance upon exercise of the Purchase Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Purchase Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Purchase Warrants.

(5)	To be issued to the Underwriter and/or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter stock purchase options (the “Common Stock Underwriter Warrants”) are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Common Stock Underwriter Warrants.

(6)	Reserved for issuance upon exercise of the Common Stock Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Common Stock Underwriter Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Common Stock Underwriter Warrants.

(7)	To be issued to the Underwriter and/or persons related to the Underwriter. Pursuant to Rule 416 under the Securities Act, such additional number of Underwriter warrant purchase options (the “Warrant Underwriter Warrants”) are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrant Underwriter Warrants.

(8)	Reserved for issuance upon exercise of the Warrant Underwriter Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of warrants to purchase shares of Common Stock subject to the Warrant Underwriter Warrants (the “Underwriter Underlying Warrants”) are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Warrant Underwriter Warrants.

(9)	Reserved for issuance upon exercise of the Underwriter Underlying Warrants. Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Underwriter Underlying Warrants are also being registered to cover any adjustment resulting from the operation of the anti-dilution provisions relating to the Underwriter Underlying Warrants.

(10)	No additional fees are payable since the Registrant paid a registration fee of $6,434.00 upon the initial filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

LJ INTERNATIONAL INC.

1,679,000 Warrants to Purchase Shares of Common Stock
and
1,679,000 Shares of Common Stock upon Exercise of the Warrants

     In our April 1998 initial public offering, we sold 1,679,000 shares of common stock and 1,679,000 warrants to purchase 1,679,000 shares of our common stock. Each warrant entitled the holder to purchase one share of our common stock at $5.75 per share through April 15, 2003. On December 5, 2002, we elected to extend the exercise term of the Warrants through April 15, 2005.

     In addition to these 1,679,000 warrants and 1,679,000 underlying shares of common stock, this prospectus covers the sale of 292,000 shares of common stock underlying the following securities that we sold to the underwriter and/or persons related to the underwriter:

•	stock purchase options to purchase 146,000 shares of common stock; and

•	warrant purchase options to purchase 146,000 warrants to purchase shares of common stock.

     No minimum number of warrants must be exercised, and all funds that we receive upon exercise of the warrants and the underwriter warrants will be used for general corporate purposes. As of May 19, 2004, all 1,679,000 warrants and all of the underwriter warrants were outstanding. The common stock covered by this prospectus which is issuable upon exercise of the underwriter warrants is to be sold from time to time by or for the account of certain selling shareholders. We will not receive any of the proceeds from the sale of the underwriter warrants and underlying common stock.

     See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our common stock and warrants.

     Our common stock and warrants are traded on The Nasdaq National Market under the symbols “JADE” and “JADEW.” On May 18, 2004, the last sale prices for the common stock and the warrants were $3.28 per share of common stock and $0.64 per warrant.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

		Underwriting	Gross
	Price to	Discounts and	Proceeds to
	Public	Commissions	Us
Per share of common stock on exercise of warrant	US$5.75	US$0.00	US$5.75
Total	US$9,654,250	US$0.00	US$9,654,250

This information excludes estimated total expenses of this offering of approximately US$32,000 payable by us. It also does not include 292,000 shares of common stock registered for the account of selling shareholders to be offered from time to time in the market.

The date of this prospectus is June __, 2004

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

     This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “Risk Factors,” and our financial statements and the accompanying notes. Unless otherwise indicated, information in this prospectus assumes that there has been no exercise of the 1,679,000 warrants or any of the underwriter warrants.

The Company

     We are a totally vertically integrated company that designs, brands, markets and distributes a complete range of fine jewelry. While we specialize in the semi-precious jewelry segment, we also offer high-end pieces set in yellow gold, white gold, platinum or sterling silver and adorned with semi-precious stones, diamonds, pearls and precious stones. We distribute mainly to fine jewelers, department stores, national jewelry chains and electronic and speciality retailers throughout North America and Western Europe. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets.

     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and manufacturing further enhance our competitive position.

     Our principal executive offices are located at Unit #12, 12/F, Block A, Focal Industrial Center, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, telephone 011 (852) 2764-3622.

The Offering

Securities offered by us	1,679,000 warrants and 1,679,000 shares of common stock underlying the warrants. Each warrant entitles the holder to purchase one share of common stock at $5.75 per share until April 15, 2005. The warrants are not exercisable unless, at the time of exercise, we have a current prospectus under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the warrants. The warrants are subject to redemption by us.

Securities offered by selling shareholders	292,000 shares of common stock underlying the underwriter warrants.

Use of Proceeds	We will not receive any proceeds from the sale of the underwriter warrants or the underlying common stock. All funds that we receive upon the exercise of the warrants and the underwriter warrants will be used for general corporate purposes.

Risk Factors	Please read the Risk Factors section of this prospectus since an investment in our common stock or warrants involves a high degree of risk and could result in a loss of your entire investment.

Nasdaq National Market symbols
Common Stock	JADE
Purchase Warrants	JADEW

Advisers and Auditors

Legal Adviser	Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
303-770-7131

Auditors	Moores Rowland Mazars
34th Floor, The Lee Gardens
33 Hysan Avenue
Causeway Bay, Hong Kong
011-852-2909-5555
Member, Hong Kong Society of Accountants

RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our common stock to decline, and you might lose part or all of your investment.

We depend upon QVC, Inc. for a large portion of our sales and we cannot be certain that these sales will continue. If they do not, our revenues will likely decline.

     Although we sell to a large number of customers in a variety of markets, a large portion of our sales involves offerings to one volume customer, QVC, Inc. For the fiscal years ended December 31, 2002 and 2003, QVC, Inc. accounted for approximately 25% and 10% of our sales. Although we have maintained a good and longstanding relationship with this customer, we do not have any long-term contracts with QVC, Inc., who orders only on a “purchase order” basis. The loss of QVC, Inc. as a customer or a significant reduction in its orders would have a materially adverse effect.

We are controlled by one of our existing shareholders, whose interests may differ from other shareholders.

     Our largest shareholder beneficially owns or controls approximately 38.1% of our outstanding shares as of December 31, 2003. Accordingly, he has controlling influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all, or substantially all, of our assets, election of directors, and other significant corporate actions. He also has the power to prevent or cause a change in control. In addition, without the consent of this shareholder, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of the other shareholders.

We face significant competition from larger competitors.

     The making and distribution of jewelry is a highly competitive industry characterized by the diversity and sophistication of the product. We compete with major domestic and international companies with substantially greater financial, technical and marketing resources and personnel than us. There can be no assurance other jewelry makers will not similarly develop low-cost, high-volume production capability or an even better process, providing greater competition for us and materially affecting our business prospects.

There are numerous factors relating to the operations of our business that could adversely affect our success and results.

     As a maker and merchandiser of low-cost, high-quality gem-set jewelry, our existing and future operations are and will be influenced by several factors, including:

•	technological developments in the mass production of jewelry;

•	our ability to meet the design and production requirements of our customers efficiently;

•	the market acceptance of our customers’ jewelry;

•	increases in expenses associated with continued sales growth;

•	our ability to control costs;

•	our management’s ability to evaluate the public’s taste and new orders to target satisfactory profit margins;

•	our capacity to develop and manage the introduction of new designed products; and

•	our ability to compete.

     Quality control is also essential to our operations since customers demand compliance with design and product specifications and consistency of production. We cannot assure that revenue growth will occur on a quarterly or annual basis.

     Our production facilities are located in China. Our results of operations and financial condition may, therefore, be influenced by the economic, political, legal and social conditions in China.

     Since 1978, the Chinese government has been reforming, and is expected to continue to reform, China’s economic and political systems. Such reforms have resulted in significant social progress. Other political, economic and social factors could also lead to further readjustment of the reform measures. This refinement and readjustment process may not always have a positive effect on our operations in China. At times, we may also be adversely affected by changes in policies of the Chinese government such as changes in laws and regulations or their interpretation, the introduction of additional measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad.

Our products are currently made at our production facility located in Shenzhen, China. However, our insurance may not adequately cover any losses due to fire, casualty or theft.

     We have obtained fire, casualty and theft insurance aggregating approximately $19.8 million, covering several of our stock in trade, goods and merchandise, furniture and equipment and production facility in China. The proceeds of such insurance may not be sufficient to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects. Consistent with the customary practice among enterprises in China and due to the cost in relation to the benefit, we do not carry any business interruption insurance in China.

Sales of our jewelry to retailers are generally stronger during the quarter ending December 31 of each year due to the importance of the holiday selling season.

     The approximately 35% of our sales during the fiscal year ended December 31, 2003 to our TV shopping channel customers was not seasonal in nature. It has been our management’s experience that the remaining 65% of our total sales is seasonally sensitive and is greater during the quarter ending December 31 of each year.

Our holding company structure creates restrictions on the payment of dividends.

     We have no direct business operations, other than the ownership of our subsidiaries. While we have no current intention of paying dividends, should we, as a holding company, decide in the future to do so, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

It may be difficult to serve us with legal process or enforce judgments against us or our management.

     We are a British Virgin Islands holding company, and all or a substantial portion of our assets are located in China and Hong Kong. In addition, all but one of our directors and officers are non-residents of the United States, and all or substantial portions of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. Moreover, there is doubt as to whether the courts of the British Virgin Islands, China or Hong Kong would enforce:

•	judgments of United States courts against us, our directors or our officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in the British Virgin Islands, China or Hong Kong, liabilities against us or non-residents based upon the securities laws of the United States or any state.

Some information about us may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.

     We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies, including:

•	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because of these exemptions, investors are not provided with the same information which is generally available about public companies organized in the United States.

Since we are a British Virgin Islands company, the rights of our shareholders may be more limited than those of shareholders of a company organized in the United States.

     Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. British Virgin Island law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in U.S. jurisdictions. In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the U.S.

     Furthermore, our directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets, property, part of the business, or securities of the corporation. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

Non-registration of our IPO warrants and the underlying common stock in certain jurisdictions may make them worthless.

     Our IPO warrants are not exercisable unless, at the time of the exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares are registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the warrants. For the life of the warrants, we will attempt to maintain a current effective registration statement relating to the shares of common stock issuable upon exercise of the warrants. If we are unable to maintain a current registration statement because the costs render it uneconomical, or because the value of the shares of common stock underlying the warrants is less than the exercise price, or any number of other reasons, the warrant holders will be unable to exercise the warrants and the warrants may become valueless.

     Although the warrants will not knowingly be sold to purchasers in jurisdictions in which the securities are not registered or otherwise qualified for sale, purchasers may buy warrants in the after-market or may move to jurisdictions in which the shares underlying the warrants are not registered or qualified during the period that the warrants are exercisable. In this event, we would be unable to issue shares of common stock to those persons desiring to exercise their warrants, whether in response to a redemption notice or otherwise, unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or exemptions exist in such jurisdictions from such qualification. Warrant holders would have no choice but to attempt to sell the warrants or allow them to expire unexercised.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

     You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors:

•	dependence upon certain customers

•	dependence on key personnel

•	control by principal shareholder

•	competitive factors

•	the operation of our business

•	general economic conditions

     You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

     The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     We use data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

USE OF PROCEEDS

     We presently anticipate that the proceeds from the exercise of the warrants and the underwriter warrants will be applied and allocated to our working capital for general corporate purposes. If the proceeds are not used immediately, they may be invested in short-term interest bearing, investment grade securities.

     The estimated expenses to be incurred by us in connection with the issuance and distribution of the warrants include:

•	US$5,000 for printing and engraving expenses;

•	US$25,000 for legal fees and expenses; and

•	US$2,000 for accounting fees and expenses.

We will not be paying any discounts or commissions to any underwriters or other placement or selling agents.

NATURE OF TRADING MARKET

     Our common stock is listed and quoted for trading on The Nasdaq National Market under the symbol “JADE.” The following table sets forth, during the periods indicated, the high and low last sale prices for the common stock as reported by Nasdaq:

Period	High	Low
Year ended April 30, 1999	$9.81	$4.00
Year ended April 30, 2000	$6.69	$3.00
Year ended April 30, 2001	$3.88	$1.63
Year ended April 30, 2002	$2.79	$1.18
Year ended December 31, 2002	$1.56	$1.11
Year ended December 31, 2003	$5.00	$1.14

Quarter ended July 31, 2001	$2.79	$2.00
Quarter ended October 31, 2001	$2.11	$1.48
Quarter ended January 31, 2002	$1.56	$1.22
Quarter ended April 30, 2002	$1.74	$1.18
Quarter ended July 31, 2002	$1.56	$1.11
Quarter ended October 31, 2002	$1.37	$1.12
Quarter ended December 31, 2002	$1.33	$1.15
Quarter ended March 31, 2003	$1.30	$1.14
Quarter ended June 30, 2003	$1.85	$1.17
Quarter ended September 30, 2003	$5.00	$1.85
Quarter ended December 31, 2003	$4.89	$3.44
Quarter ended March 31, 2004	$5.74	$3.75

Period	High	Low
Month ended November 30, 2003	$4.43	$3.90
Month ended December 31, 2003	$4.08	$3.44
Month ended January 31, 2004	$5.74	$3.75
Month ended February 29, 2004	$5.56	$4.20
Month ended March 31, 2004	$4.51	$3.84
Month ended April 30, 2004	$4.23	$3.36

     Our warrants are listed and quoted for trading on The Nasdaq National Market under the symbol “JADEW.” The following table sets forth, during the periods indicated, the high and low last sale prices for the warrants as reported by Nasdaq:

Period	High	Low
Year ended April 30, 1999	$5.38	$0.63
Year ended April 30, 2000	$3.25	$1.00
Year ended April 30, 2001	$1.38	$0.22
Year ended April 30, 2002	$0.55	$0.02
Year ended December 31, 2002	$0.15	$0.01
Year ended December 31, 2003	$1.13	$0.02

Quarter ended July 31, 2001	$0.55	$0.30
Quarter ended October 31, 2001	$0.44	$0.06
Quarter ended January 31, 2002	$0.22	$0.02
Quarter ended April 30, 2002	$0.20	$0.06
Quarter ended July 31, 2002	$0.13	$0.04
Quarter ended October 31, 2002	$0.10	$0.01
Quarter ended December 31, 2002	$0.15	$0.03
Quarter ended March 31, 2003	$0.12	$0.04
Quarter ended June 30, 2003	$0.12	$0.02
Quarter ended September 30, 2003	$1.13	$0.12
Quarter ended December 31, 2003	$1.08	$0.54
Quarter ended March 31, 2004	$1.30	$0.61

Month ended November 30, 2003	$0.91	$0.68
Month ended December 31, 2003	$0.75	$0.54
Month ended January 31, 2004	$1.30	$0.75
Month ended February 29, 2004	$1.15	$0.75
Month ended March 31, 2004	$0.84	$0.61
Month ended April 30, 2004	$0.82	$0.61

     We do not believe that there is any principal non-United States trading market for our common stock or our warrants. We believe that Cede & Co. holds a substantial majority of the outstanding common stock and warrants as record holder.

DIVIDEND POLICY

     We do not intend to pay dividends on our common stock in the foreseeable future. Instead, we will retain our earnings to support our growth strategy and for general corporate purposes. As a holding company, our ability to pay dividends depends upon our receipt of dividends or other payments from our subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other currency and other regulatory restrictions. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions and other factors. Any dividends paid in the future on the common stock may be paid in either U.S. dollars or Hong Kong dollars.

CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2004 as reflected in our unaudited consolidated financial statements and as adjusted to reflect the exercise of 1,679,000 warrants at an exercise price of $5.75 per warrant, and the receipt and application of the net proceeds.

     You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus. All data in the following table is unaudited.

	March 31, 2004
	(in thousands, except share data)
	(unaudited)
	Actual	As Adjusted
Long-term debt, net of current maturities	—	—

Shareholders’ Equity:
Common Stock, $.01 par value per share:
100,000,000 shares authorized, 10,650,576 shares issued and outstanding actual, and 10,650,576 shares issued and outstanding as adjusted(1)	$107	$107
Additional paid-in capital	20,524	20,524
Retained earnings	8,574	8,574
Treasury stock	—	—
Exchange translation reserve	(151)	(151)
Total shareholders’ equity	29,054	29,054
Total Capitalization	29,054	29,054

(1)	No adjustment is made to the shareholders’ equity as it is currently unlikely that the outstanding warrants would be exercised.

DILUTION

     Our net tangible book value as of March 31, 2004 was $27,532,000, or approximately $2.59 per share. Net tangible book value per share represents the amount of our total assets (other than intangible assets) less total liabilities, divided by the number of shares of common stock outstanding.

     Dilution per share to new investors represents the difference between the amount paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering. After giving effect to the issuance of 1,679,000 shares of common stock upon the exercise of all 1,679,000 warrants, and the receipt of the net proceeds, our net tangible book value as of March 31, 2004 would have been approximately $37,186,000 or $3.02 per share. This represents an immediate increase in net tangible book value of approximately $0.43 per share to existing shareholders and an immediate dilution in net tangible book value of $2.73 per share to purchasers of common stock in this offering, as illustrated in the following table:

	$	$
Exercise price per Share(1)		5.75
Net tangible book value per share as of March 31, 2004(2)	2.59
Increase in net tangible book value per share from new investors(1)(3)	0.43
Pro forma net tangible book value per share after this offering		3.02
Dilution per share to new investors		2.73

(1)	Before deducting estimated expenses payable by us.

(2)	Calculated based on shares outstanding as of March 31, 2004.

(3)	No account has been taken of the Underwriter Warrants.

     The following table summarizes as of March 31, 2004 the differences between our existing shareholders and new investors in this offering with respect to the number and percentage of shares of common stock purchased from us, the amount and percentage of consideration paid and the average price per share.

					Average
	Shares Purchased		Consideration		Price Per
	Number	Percent	Amount	Percent	Share
Existing Shareholders	10,650,576	86%	$15,909,637	62%	$1.49
New Investors	1,679,000	14%	$9,654,250	38%	$5.75

Total	12,329,576	100%	$25,563,887	100%

SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

     The following selected consolidated financial data with respect to each of the years in the three-year period ended April 30, 2002, the eight months ended December 31, 2002 and the year ended December 31, 2003 have been derived from our audited consolidated financial statements. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes included elsewhere in this prospectus.

Selected Financial Data

	Year ended			Eight-month period ended		Year ended
	April 30,			December 31,		December 31,
	2000	2001	2002	2001	2002	2002	2003
				(Unaudited)		(Unaudited)
Statement of Operations Data:
Revenues	38,926	46,285	39,240	25,042	31,809	46,007	58,167
Cost of Goods sold	25,496	31,540	35,731	18,602	22,820	39,951	44,947
Gross profit	13,430	14,745	3,509	6,440	8,989	6,056	13,220
Operating expenses
Selling, general and administrative	(7,406)	(9,398)	(8,963)	(5,905)	(6,433)	(9,525)	(9,133)
Unrealized gain (loss) on derivatives	44	44	(660)	(119)	(435)	(975)	(162)
Depreciation	(705)	(808)	(1,031)	(565)	(863)	(1,328)	(1,184)
Impairment on property, plant and equipment	—	—	(345)	—	(108)	(417)	(84)
Amortization and impairment loss on goodwill	—	(27)	(242)	(18)	(400)	(624)	(200)
Income (loss) from operations	5,363	4,556	(7,732)	(167)	750	(6,814)	2,457
Other revenues	458	570	352	265	205	291	453
Interest expenses	(1,446)	(1,780)	(652)	(424)	(441)	(668)	(753)
Issuance costs for convertible debentures	(585)	—	—	—	—	—	—
Impairment loss on investment security	—	—	—	—	(200)	(200)	—
Operating income (loss) before income taxes and minority interests	3,790	3,346	(8,032)	(326)	314	(7,391)	2,157
Incomes taxes (expense) credit	(3)	(211)	101	(39)	(101)	39	(352)
Income (Loss) before minority interests	3,787	3,135	(7,931)	(365)	213	(7,352)	1,805
Minority interests in consolidated subsidiaries	52	—	30	—	120	150	8
Net income (loss)	3,839	3,135	(7,901)	(365)	333	(7,202)	1,813

Net income (loss) per share:
Basic	0.58	0.37	(0.91)	(0.04)	0.04	(0.84)	0.21
Diluted	0.56	0.37	(0.91)	(0.04)	0.04	(0.84)	0.19
Pro forma basic (Note)	0.57	0.13	(0.91)	(0.04)	0.04	(0.84)	0.19
Pro forma diluted (Note)	0.54	0.13	(0.91)	(0.04)	0.04	(0.84)	0.17
Weighted average number of shares
Basic	6,589	8,567	8,672	8,672	8,493	8,551	8,757
Diluted	6,944	8,617	8,779	8,832	8,493	8,551	9,706
Pro forma basic (Note)	6,589	8,567	8,672	8,672	8,493	8,551	8,757
Pro forma diluted (Note)	6,944	8,617	8,779	8,832	8,493	8,551	9,706
Balance Sheet Data:
Working capital	20,561	20,153	12,115	18,537	11,896	11,896	17,053
Total assets	40,049	48,094	43,523	51,062	48,888	48,888	60,686
Long-term obligation	2,943	287	8	12	—	—	77
Total stockholders equity	24,739	31,161	23,557	30,943	23,294	23,294	27,902

     Note: Pro forma information has been prepared as if compensation expense for stock options be determined based on the fair value at the date of grant and been amortized over the period from the date of grant to the date that the award is vested, consistent with the provisions of SFAS No. 123.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our financial statements and notes to the financial statements appearing elsewhere in this Prospectus. See “Special Note Regarding Forward-looking Statements.” All amounts referring to 2002 contained herein represent those of year ended December 31, 2002 (which are unaudited).

     We exceeded both internal and external expectations in the fiscal year ended 31 December 2003. Since consolidating all our operations under one roof in our expanded, 9,232 square meters Shenzhen facility at the beginning of 2003, we have achieved double-digit growth in both revenue and profit and won important new clients as well as receiving expanded orders from existing ones. Sales revenue jumped from $46 million in 2002 to nearly $58 million in 2003, an impressive climb of almost 26%, while our gross profit margin rose to 23% from 13%. We also made strategic inroads into a major, fast-growing new market – China.

     Our continuing focused marketing drive clinched us yet another major client, ShopNBC in 2003, so by now we are selling to all the three biggest US shopping networks: QVC, Home Shopping Network and ShopNBC. Additionally, our US clientele includes two thirds of the Top 40 jewelry chains as well as general large retailers. In fact, we even opened our first US sales and marketing office in August to augment the efforts of our team here in their accelerated penetration of this market.

     We have also made significant headway in widening our reach in China. The Chinese government has given us the green light to expand our presence in its jewelry market and we are proceeding with plans to market our “Lorenzo” brand of top-end jewelry through franchises and “eMotion” on-line sales kiosks throughout the country. The opening of our 5,000 square-foot showroom in Hong Kong’s jewelry district in March 2004 forms part of our strategy to expand into China. Meanwhile, our debut in Australia in January this year, when we won an initial sales order from the country’s biggest home shopping channel, also allows us not only to establish our footprint in Australia, but also to enhance our presence in China as the network also broadcasts there.

     Besides our concerted marketing efforts, the on-going refinement and diversification of our product lines has also contributed in no small way to expanding our sales coffers, attracting new customers, winning large orders from existing ones and our success at high-profile trade shows such as the JCK Gem Show in Las Vegas in 2003. We continue to develop our highly successful and profitable diamond line, introduced in 2002 and for which we installed a high tech facility, fitted out with CAD/CAM model making equipment and a wide range of wax set molding equipment. Our efforts in fashioning new, creative designs with semi-precious gems remain relentless. In April 2003, we won the trademark for our recently-discovered Brazilian plum-rose colored stone we have named the Rosenite Garnet.

     While it may still be premature to talk about a definite global economic recovery, we at

LJ International can say with reasonable confidence that things are picking up in the jewelry sector and we expect to keep registering in the foreseeable years ahead the kind of double-digit growth in both sales and net income that characterized our company in its early years. We continue to benefit from the cost savings and the administrative, sales and operational efficiencies resulting from the corporate reengineering exercise we undertook in late 2001 and saw our selling, general and administrative expenses in fiscal 2003 falling to $9 million, or 16% of our revenue, compared with nearly $9.6 million, or 21% of our revenue, in 2002. At the same time, we are optimistic that our market expansion and product diversification will continue in 2004 and into the years beyond.

A. OPERATING RESULTS.

Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

Revenues

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Revenues	$46,285	$39,240	$25,042	$31,809	$46,007	$58,167	-15%	27%	26%

     The increase in revenue for the year ended December 31, 2003, compared with the year ended December 31, 2002,was primarily due to the acceptance of new products, and the increase in orders from existing customers.

     The increase in revenue for the eight-month period ended December 31, 2002, compared with the same period in 2001,was due to our successful marketing efforts in winning new, major blue chip customers, as well as the positive reception of our new diamond line.

     The global economic fallout from the September 11 attacks in the US accounted largely for the decrease in revenue for the year ended April 30, 2002, compared with the year ended April 30, 2001. Additionally, a significant decline in orders from a major client also contributed to this decrease.

Cost of Sales and Gross Profit

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Cost of sales	$31,540	$30,021	$18,602	$22,820	$34,241	$44,947	-5%	23%	31%

% of revenues	68%	77%	74%	72%	74%	77%
Cost of sales - write down of inventory	$0	$5,710	$0	$0	$5,710	$0	N/A	N/A	-100%

% of revenues	0%	15%	0%	0%	12%	0%
Gross profit	$14,745	$3,509	$6,440	$8,989	$6,056	$13,220	-76%	40%	118%

% of revenues	32%	9%	26%	28%	13%	23%

     The gross profit margin increased to 23% for the year ended December 31, 2003 from 13% for the year ended December 31, 2002. It was due to various adjustments on inventory made for the year ended December 31, 2002 as shown below.

•	$5,394,000 for the write-down of cut stones for orders in relation to special programs that were later postponed or cancelled;

•	$316,000 for the write-down of fine jewelry cost.

     Excluding the above special charge on inventory, the gross profit margin was 25% for the year ended December 31, 2002.

     The gross profit margin increased to 28% for the eight-month periods ended December 31, 2002 from 26% for the same period ended December 31, 2001.

     The gross profit margin dropped from 32% for the year ended April 30, 2001 to 9% for the year ended April 30, 2002. The decrease was due to various adjustments on inventory as explained for the year 2002. Excluding the above special charge on inventory, the gross profit margin was 24% for the year ended April 30, 2002.

Selling, General and Administrative Expenses

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Selling, general and administrative expenses	$9,398	$8,963	$5,905	$6,433	$9,525	$9,133	-5%	9%	-4%

% of revenues	20%	23%	24%	20%	21%	16%

     Selling, general and administrative (SG&A) expenses decreased by 5% of revenue for the year ended December 31, 2003, compared with the year ended December 31, 2002. Between 2002 and 2003, our SG&A expenses fell as a direct result of the corporate reengineering exercise we undertook right after the 9/11 terrorist attacks in the US. The measures we instituted led to substantial cost savings and administrative, sales and operational efficiencies.

     Selling, general and administrative (SG&A) expenses increased by 3% of revenue for the year ended April 30, 2002, compared with the year ended April 30, 2001. The increase was mainly attributable to the severance payment on cost-cutting program.

Unrealized loss (gain) on derivatives

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Unrealized loss (gain) on derivatives	$(44)	$660	$119	$435	$975	$162	-1600%	266%	-83%

% of revenues	0%	2%	0%	1%	2%	0%

     We have secured “gold loan” facilities with various banks in Hong Kong, which typically bear a below-market interest rate. Under the gold loan arrangements, we may defer the purchase until such time as we decide appropriate, the price to be paid being the current market price at time of payment. The gold loan, however, does expose us to certain market risks associated with potential future increases in the price of gold. In the past, we did not hedge against such risks and at the close of each reporting period, the gold loan was valued at fair value with changes reflected on the income statement. However, the volatility of prices in the lead-up to the war in Iraq prompted us to make unrealized loss on derivatives of $660,000 and $435,000 for the year ended

April 30, 2002 and for the eight months ended December 31, 2002 to cover possible losses resulting from price fluctuations.

     Since 2003, we have commenced hedging the fluctuations in the price of gold related to the gold loans by entering into contracts with financial institutions for the future purchase of gold. As a result, we have reduced the unrealized loss to $162,000 for the year ended December 31, 2003, compared with the unrealized loss of $975,000 for the year ended December 31, 2002 and have realized gain of $249,000 before the hedging activities were in place.

Depreciation

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Depreciation	$808	$1,031	$565	$863	$1,328	$1,184	28%	53%	-11%

% of revenues	2%	3%	2%	3%	3%	2%

     Depreciation decreased 11% to $1,184,000 for the year ended December 31, 2003 from $1,328,000 for the year ended December 31, 2002, as depreciation of $158,000 on leasehold improvements in production facilities was included in April 2002 that we ceased to use before the expiry of their leases.

     The increase in depreciation costs primarily represents the impact of on-going capital expenditures and assets acquired for the eight months ended December 2002 and for the year ended April 30, 2002. It also incorporated a provision of $158,000 for the depreciation on leasehold improvements to production facilities we ceased to use before the expiry of their leases.

Impairment on property, plant and equipment

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Impairment on property, plant and equipment	$0	$345	$0	$108	$417	$84	N/A	N/A	-80%

% of revenues	0%	1%	0%	0%	1%	0%

     The impairment loss represents the write-off of property, plant and equipment as a result of the consolidation of production facilities.

Amortization and impairment loss on goodwill

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Amortization and impairment loss on goodwill	$27	$242	$18	$400	$624	$200	796%	2122%	-68%

% of revenues	0%	1%	0%	1%	1%	0%

     Amortization of goodwill was related to the acquisition of a jewelry company during the year ended April 30, 2000.

     In July 2001, Financial Accounting Standards Board issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which provides that goodwill and intangible assets with indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. As a result, we stopped amortizing but fully expensed the balancing goodwill of $215,000 during the year ended April 30, 2002.

     Impairment loss of goodwill for the eight-month period ended December 31, 2002 and for the year ended December 31, 2003 was related to the goodwill arising from the acquisition of the jewelry retail company in March 2002.

Interest cost

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Interest expenses	$868	$652	$424	$441	$668	$753	-25%	4%	13%

% of revenues	2%	2%	2%	1%	1%	1%
Interest expenses arising from beneficial conversion features of convertible debentures	$874	$0	$0	$0	$0	$0	-100%	N/A	N/A

% of revenues	2%	0%	0%	0%	0%	0%
Amortization of discount on convertible debentures	$38	$0	$0	$0	$0	$0	-100%	N/A	N/A

% of revenues	0%	0%	0%	0%	0%	0%

Interest expenses

     Interest expenses increased for the year ended December 31, 2003 because of a higher utilization rate of credit line facilities.

     The decrease in interest expenses for the eight months period ended December 31, 2002 and for the year ended April 30, 2002 was due to consecutive cuts of interest rates from early 2001 to early 2002.

Beneficial Conversion Features of Convertible Debentures

     The embedded beneficial conversion feature associated with the issue of a convertible debt security was recognized and measured by an amount equal to the intrinsic value of that feature reflected as a discount from the convertible debentures with a corresponding credit to additional paid-in capital. That amount is calculated at the commitment date (i.e. issue date of the convertible debentures in this case) as the difference between the conversion price and the fair value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. The intrinsic value of the beneficial conversion feature is amortized to the statement of operations over the life of the convertible debentures. The beneficial conversion feature charged to income as interest expense amounted to $874,000 for the year ended April 30, 2001.

Amortization of discount on convertible debentures

     In connection with the convertible debentures issued with detachable warrants to debenture holders, the proceeds from the issuance was allocated between the warrant and the convertible debenture based on their fair values at time of issuance. The difference between the proceeds allocated to the debentures and the face value of the debentures was recorded as discount or premium. The discount or premium was amortized over the life of the debentures.

Impairment loss on investment

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Impairment loss on investment securities	$0	$0	$0	$200	$200	$0	N/A	N/A	-100%

% of revenues	0%	0%	0%	1%	0%	0%

     Impairment loss on investment was related to the acquisition in April 2001 for 20% equity interests in a company whose principal activities are the manufacturing and trading of rough and pre-formed gemstones.

Other Revenues

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Interest incomes	$508	$217	$172	$47	$91	$41	-57%	-73%	-55%

% of revenues	1%	1%	1%	0%	0%	0%
Rental incomes	$62	$135	$93	$158	$200	$163	118%	70%	-19%

% of revenues	0%	0%	0%	0%	0%	0%
Realized gain on derivative contracts	$0	$0	$0	$0	$0	$249	N/A	N/A	N/A

% of revenues	0%	0%	0%	0%	0%	0%

     Interest income decreased to $41,000 for the year ended December 31, 2003, compared with $91,000 for the year ended December 31, 2002. The decrease was mainly due to the decrease in restricted cash as security deposit for banking facilities.

     The decrease in interest income for the eight months ended December 31, 2002 and the year ended April 30, 2002, compared with the corresponding period in 2001, was mainly due to consecutive cuts of interest rates from early 2001 to early 2002.

     Rental incomes for the year ended December 31, 2003 decreased by 19% to $163,000, compared with the year ended December 31, 2002, as there was slight price adjustment on renewal of tenancy agreement.

     The increase in rental income for the eight months ended December 31, 2002 and for the year ended April 30, 2002, compared with the corresponding periods in 2001 were due to an additional investment property was rented out in 2002.

     For the year ended December 31, 2003, we have commenced hedging the fluctuations in the price of gold related to the gold loans by entering into contracts with a financial institution for the future purchase of gold. We have realized gain of $249,000 before the hedging activities were in place.

Income taxes

							% change
			Eight-month period ended				Years ended	Eight-month	Years ended
	Years ended April 30,		December 31,		Year ended December 31,		April 30,	period	December 31,
(in thousands)	2001	2002	2001	2002	2002	2003	2001-2002	2001-2002	2002-2003
			Unaudited		Unaudited
Incomes taxes expense (credit)	$211	$(101)	$39	$101	$(39)	$352	-148%	159%	-1003%

% of revenues	0%	0%	0%	0%	0%	1%

     We were incorporated in the British Virgin Islands and, under current law of the British Virgin Islands, are not subject to tax on income or on capital gains.

     For our subsidiaries in Hong Kong, the prevailing corporate income tax rate is 17.5%.

     Our subsidiaries in China are registered to qualify as Foreign Investment Enterprises in China and are eligible for certain tax holidays and concessions. Accordingly, certain of our Chinese subsidiaries are exempt from Chinese income tax for two years starting from their first profit-making year, followed by a 50% reduction of tax for the next three years.

     One of our subsidiaries in China is currently enjoying the tax concessions which will expire in fiscal 2005. Other subsidiaries in China either no longer enjoy the tax holiday and concession or have not yet commenced its first profit-making year. PRC income tax is calculated at the applicable rates relevant to these subsidiaries which currently are 15%.

     During the years ended April 30, 2001, and 2002, and December 31, 2003, there were tax overprovision of $27,000, $103,000 and $92,000 respectively, after the finalization of tax assessment for the year.

Inflation

     We do not consider inflation to have had a material impact on our results of operations over the last three years.

Foreign Exchange

     More than 99% of our sales are denominated in U.S. Dollars whereas the other sales are basically denominated in Hong Kong Dollars. The largest portion of our expenses are denominated in Hong Kong Dollars, followed by U.S. Dollars and Renminbi. The exchange rate of the Hong Kong Dollar is currently pegged to the U.S. Dollar, but during the past several years the market exchange rate has fluctuated within a narrow range. The Chinese government principally sets the exchange rate between the Renminbi and all other currencies. As a result, the exchange rates between the Renminbi and the U.S. Dollar and the Hong Kong Dollar have fluctuated in the past and may fluctuate in the future. If the value of the Renminbi or the Hong Kong Dollar decreases relative to the U.S. Dollar, such fluctuation may have a positive effect on the results of our operations. If the value of the Renminbi or the Hong

Kong Dollar increases relative to the U.S. Dollar, such fluctuation may have a negative effect on the results of our operations. We do not currently hedge our foreign exchange positions.

Governmental economic and political policies and factors

     For information regarding governmental economic, fiscal, monetary and political policies that could materially affect our operations, directly or indirectly, please refer to the “Risk Factors” section.

B. LIQUIDITY AND CAPITAL RESOURCES.

     We have no direct business operations other than the ownership of our subsidiaries and investment securities. Our ability to pay dividends and meet other obligations depends upon our receipt of dividends or other payments from our operating subsidiaries and investment securities.

Cash Flows

			Eight-month period ended
	Years ended April 30,		December 31,		Years ended December 31,
(in thousands)	2001	2002	2001	2002	2002	2003
			(Unaudited)		(Unaudited)
Net cash provided by (used in) operating activities	$3,707	$(753)	$(787)	$3,374	$4,276	$1,489
Net cash provided by (used in) investing activities	(6,058)	(2,248)	(384)	(2,207)	(4,941)	(468)
Net cash provided by (used in) financing activities	2,390	2,017	185	(824)	1,009	704
Effect of foreign exchange rate change	—	—	—	(68)	(68)	—
Net increase (decrease) in cash and cash equivalents	39	(984)	(986)	275	276	1,725

Operating Activities:

     The decrease in net cash provided by operating activities in the year ended December 31, 2003 compared with the year ended December 31, 2002, and the negative cash flow from operating activities for the eight-month period ended December 31, 2001 reflected our accumulation of cut stones inventory in anticipation of significant increase in sales for the new fiscal year. The rise in the cost of rough gemstones, the build-up of more sample lines of jewelry and the maintaining of sufficient inventory for block-orders also accentuated the negative cash flow.

     The increase in cash flow in the eight-month period ended December 31, 2002 compared with the same period in 2001 resulted from growth in revenues and improved working capital management.

     The negative cash flow from operating activities for the year ended April 30, 2002 was primarily due to decrease in sales and gross profit margin.

Investing Activities:

     For the year ended December 31, 2003, net cash used in investing activities was for the capital expenditures, mainly for new production facilities in Shenzhen, and for other on-going business necessities, reduced by the release of restricted cash deposits from the bank.

     In addition to on-going capital expenditures and restricted cash deposits, we undertook various one-off investments that contributed to changes in our net cash positions for the various reporting periods. The increase in cash used in investing activities for the year ended December 31, 2002 and for the eight-month period ended December 31, 2002, was due to new manufacturing facilities in China, as well as an increase in restricted cash deposits for securing banking facilities.

     For the year ended December 31, 2002 and the year ended April 30, 2002, our investing activities included the further acquisition of 68.8% of a subsidiary, iBBC Inc., which engages in marketing jewelry from its display cases in retail shops. In September 2003, we redeemed all shares of 6,800,000 of common stock held by a former employee at $125. As a result, we now hold 94.6% of the subsidiary.

     For the year ended April 30, 2001, our negative cash flow from investing activities reflected the acquisition of investment securities for $3,284,000. These investment securities included the acquisition of 20% equity interests in a company whose principal activities are the manufacturing and trading of rough and pre-formed gemstones, and an acquisition of 16.8% equity interests in a jewelry retail company for our further expansion through vertical integration and the development of distribution channels in the United States. We had no significant control and influence over both companies’ operating and financial policies.

     Our capital expenditure by category for the periods presented were:

			Eight-month period ended
	Years ended April 30,		December 31,		Years ended December 31,
(in thousands)	2001	2002	2001	2002	2002	2003
			(Unaudited)		(Unaudited)
Land & buildings	$—	$—	$—	$721	$721	$330
Leasehold improvement	$343	$215	$95	$159	$279	$189
Furniture, fixtures and equipment	$300	$181	$239	$382	$324	$250
Plant and machinery	$178	$24	$21	$282	$285	$93
Motor vehicles	$16	$—	$—	$12	$12	$133

Total	$837	$420	$355	$1,556	$1,621	$995

Financing Activities:

     Net cash provided by financing activities for the year ended December 31, 2003 was $704,000. It was represented by the proceeds from issuance of shares upon exercise of stock options of $2,245,000 and sales of treasury stock of $541,000, raise of new bank loans, reduced by repayment of matured bank loans, and decrease in utilization of bank overdraft facilities.

     The negative net cash from financing activities for the eight-month period ended December 31, 2002, compared with the same period in 2001, reflected the repayment of gold loan of $2,474,000 and the repurchase of common stock of the Company at an aggregate consideration of $391,000. The positive net cash provided by financing activities in each of the other periods mainly reflected our gold loan arrangement and the utilization of overdraft facilities.

     Our cash and cash equivalents are mainly held in U.S. dollars and HK dollars.

Financing Sources

Banking Facilities and Notes Payables

     We have various letters of credit, factoring facilities and overdrafts under banking facilities. The banking facilities are collateralized by land and buildings, investment properties, restricted cash deposits, factored receivables and personal guarantees of and properties owned by one of our directors.

     Letters of Credit, overdrafts and others:

	As of April 30,		As of December 31,		As of December 31,
(in thousands)	2001	2002	2001	2002	2002	2003
			(Unaudited)
Facilities granted
Letters of credit and others	$13,001	$17,748	$14,424	$12,985	$12,985	$19,005
Overdrafts	$6,274	$3,532	$3,532	$3,244	$3,244	$3,397

	19,275	21,280	17,956	16,229	16,229	22,402

Utilized
Letters of credit and others utilized	$4,139	$6,208	$8,197	$8,559	$8,559	$13,619
Overdrafts utilized	$3,262	$2,607	$2,313	$3,107	$3,107	$1,312

	7,401	8,815	10,510	11,666	11,666	14,931

     The letters of credit and bank overdrafts are denominated in H.K. dollars and U.S. dollars, bear interest at the floating commercial bank lending rates in Hong Kong, and are renewable annually with the consent of the relevant banks.

     The factoring facilities granted are limited to the extent of accounts receivable collateralized to the banks.

     Notes payable:

	As of April 30,		As of December 31,		As of December 31,
(in thousands)	2001	2002	2001	2002	2002	2003
			(Unaudited)
Notes payable	$773	$282	$447	$1,073	$1,073	$1,516

     We have term loans classified under notes payable which are related to the Group’s properties. These loans are denominated in H.K. dollars and Renminbi, bear interest at pre-fixed rates in Hong Kong and China upon renewal.

Gold Loan Facilities:

	As of April 30,		As of December 31,		As of December 31,
(in thousands)	2001	2002	2001	2002	2002	2003
			(Unaudited)
Gold loans outstanding (in $)	$2,151	$5,341	$3,627	$3,700	$3,700	$3,118
Gold loans outstanding (in troy ounces)	6,950	18,450	12,450	12,950	12,950	10,900
Gold loan interest rate	2%-2.9%	1.7%-3.4%	1.65%-4.1%	1.5%-2.4%	1.5%-2.4%	1.6%-2.4%

     We have also secured “gold loan” facilities with various banks in Hong Kong, which bear a below-market interest rate. Due to lower interest rates charged for gold loans, our cost through our gold loan program has been substantially less than the costs that would have been incurred if we were to finance the purchase of all of our gold requirements with borrowings under our letter of credit facility or other credit arrangements. The gold loan, however, does expose us to certain market risks associated with potential future increases in the price of gold, so in 2003, we have put in place mechanisms to hedge against such risks. Under the gold loan arrangements, we may defer the purchase until such time as we deem appropriate, the price to be paid being the current market price at time of payment. At the close of each reporting period, the gold loan is valued at fair value with changes reflected on the income statement.

Convertible Debentures:

     On October 29, 1999, we entered into a Securities Purchase Agreement with an accredited investor pursuant to which we agreed to issue, and the investor agreed to purchase, up to $10,500,000 of 3% convertible debentures, as well as common stock purchase warrants. During the fiscal year ended April 30, 2000, we received gross proceeds of $6,500,000 from the issue of the 3% convertible debentures to that investor. $3,500,000 of the gross proceeds and related interest expenses have been converted into 1,072,412 shares of our common stock as of April 30, 2000. The remaining $3,000,000 and accrued interest was subsequently converted into 1,233,557 shares of our common stock during the fiscal year ended April 30, 2001. The proceeds of convertible debentures was used to provide restricted cash of $906,000 and $1,940,000 as collateral for general banking facilities in fiscal 2000 and 2001, and partly used to finance the purchases of investment securities in 2001.

Looking Forward:

     We anticipate that cash flow from operations, borrowings available under our existing credit line and our gold loan arrangement will be sufficient to satisfy our capital needs for the next twelve months.

Impact of recently issued US GAAP accounting standards.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group (“DIG”) process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flow. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company believes that SFAS 149 will not have significant impact on the Company’s financial statements.

In May 2003, the FASB issued FASB No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement is effective for financial instruments entered into or modified after May 31, 2003. This Statement provides guidance for determining the classification of and accounting for certain financial instruments that embody obligations of the issuing entity. The Company considered that adoption of SFAS No. 150 does not have significant impact on its financial statements.

C. RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES, ETC.

     During each of the last three fiscal years, we did not spend any significant amounts on company-sponsored research and development activities.

D. TREND INFORMATION.

     The total production for fiscal year ended December 31, 2004 is estimated to be at least 15% greater than the level for fiscal year 2003. The sales for fiscal year 2004 is estimated at approximately US$68 million, compared to US$58 million for the fiscal year ended December 31, 2003. The gross profit margin for fiscal year 2004 is estimated to stay at the same 23% level as fiscal year 2003.

E. OFF-BALANCE SHEET ARRANGEMENTS.

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

F. TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS.

     As of the December 31, 2003, we had the following known contractual obligations:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	US$	US$	US$	US$	US$
Long-Term Debt Obligations	0
Capital (Finance) Lease Obligations	95	18	38	39	0
Operating Lease Obligations	808	310	283	215	0
Purchase Obligations	0
Other Long-Term Liabilities Reflected on the Company’s	0
Balance Sheet under the GAAP of the primary financial statements	0

Total	903	328	321	254	0

     We had entered into finance lease agreements for the purchase of motor vehicles in 2003. The financed amount was $95,000, bearing interest at 5%-6% per annum, and repayable in 60 monthly installments beginning in 2003. A minimum finance charge may be charged if we pay off all the balance early.

OUR BUSINESS

A. HISTORY AND DEVELOPMENT OF THE COMPANY.

     LJ International Inc. (“we”) was incorporated as an international business company under the International Business Companies Act of the British Virgin Islands on January 30, 1997. We own all of the issued share capital in the following significant subsidiaries:

•	Lorenzo Jewelry Limited (“Lorenzo Jewelry”), a company incorporated in Hong Kong on February 20, 1987.

•	Lorenzo Gems Manufacturing (Shenzhen) Co., Ltd.

•	Lorenzo Jewellery (Shenzhen) Co., Ltd.

•	Shenzhen PGS Jewelry Mfg.

     Our principal place of business and our executive offices are located at Units #09-#12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, telephone: (011) 852-2764-3622. We have designated CT Corporation, 111 Eighth Avenue, New York, New York 10011 as our agent for service of process in the United States.

     During our last three fiscal years, we have made the following significant capital expenditures:

•	we purchased a 16.8% equity interest in iBBC Inc. for $600,000 during the fiscal year ended April 30, 2001.

•	we purchased a 20% equity interest in Goldleaves International Inc. for $2,684,000 during the fiscal year ended April 30,2001.

•	we purchased 68.8% of the common shares of iBBC Inc. for $2,460,000 during the fiscal year ended April 30, 2002

•	we made a capital contribution of $670,000 for our 95% equity interest in Lorenzo Giftware Inc. during the fiscal year ended December 31, 2002

•	we invested $721,000 for the purchase of 3,502 square meters of production space in our Shenzhen, China facility during the fiscal year ended December 31, 2002

•	we invested $390,000 for the purchase of 1,751 square meters of production space in our Shenzhen, China facility during the fiscal year ended December 31, 2003

B. BUSINESS OVERVIEW.

     We are a totally vertically integrated company that designs, brands, markets and distributes a complete range of fine jewelry. While we specialize in the semi-precious jewelry segment, we also offer high-end pieces set in yellow gold, white gold, platinum or sterling silver and adorned with semi-precious stones, diamonds, pearls and precious stones. We distribute mainly to fine jewelers, department stores, national jewelry chains and electronic and specialty retailers throughout North America and Western Europe. Our product lines incorporate all major categories sought by major retailers, including earrings, necklaces, pendants, rings and bracelets.

     We believe that our vertically integrated structure provides significant advantages over our competitors. All profits from value added processes are captured internally, rather than shared with third party manufacturers. This results in very competitive pricing for the retailer and enhanced profits for us. Innovative processes in stone cutting and production further enhance our competitive position.

     We employ an international design team and all of our designs and merchandising strategies are proprietary. The exclusive and innovative concepts that we create offer brand potential. Our primary marketing focus has been in North America where we have sold directly to certain high volume customers that need specialized product development services, and through a marketing relationship with International Jewelry Connection (IJC) for those customers that need higher levels of service and training.

     We organize our marketing and distribution strategies by retail distribution channels. Concepts are developed for the specific needs of different market segments. We have identified the following as prime retail targets:

•	fine jewelers;

•	national jewelry chains;

•	department stores;

•	TV shopping channels; and

•	discount chain stores.

     For the eight-month period ended December 31, 2002 and the year ended December 31, 2003, approximately 77% and 74% of our sales were in North America.

     The following is a breakdown of our total revenues (in thousands) by geographic market for each of our past three financial years:

	Year ended April 30,		8 months ended December 31,		Year ended December 31,
	2001	2002	2001	2002	2002	2003
			(Unaudited)		(Unaudited)
	US$	US$	US$	US$	US$	US$
US & Canada	38,463	28,810	19,373	24,545	33,886	42,851
Hong Kong	599	4,897	1,383	1,451	4,361	1,961
Europe and other countries	7,028	5,518	4,167	3,469	4,964	8,017
PRC	74	6	—	—	—	—
Japan	121	9	119	2,344	2,796	5,338

	46,285	39,240	25,042	31,809	46,007	58,167

Our Industry

     The jewelry industry is comprised of two major groups that distribute finished jewelry to retailers in the United States:

•	a small number of producers that make and distribute their own jewelry directly to retailers; and

•	a large number of wholesalers and distributors who purchase products or portions of products from third parties and resell those items to retailers.

     We believe that vertically integrated companies that control costs by performing all value added processes enjoy a distinct competitive advantage over wholesalers and distributors who pay premium acquisition prices for items that they intend to resell. We further believe that large retailers want to rely upon prime producers because they believe that prime producers are reliable, low cost producers who can accommodate the large quantities of production that large retailers commonly purchase.

Our Business Strategy

     Our business strategy is to:

•	increase our market share of moderately priced high-quality gem-set semi-precious and precious jewelry by capitalizing on our unique vertically integrated production processes to produce diamond and high-end precious stone jewelry in addition to high volume, high-quality semi-precious products;

•	further develop our existing customer relationships with our specialized services; and

•	expand aggressively into new distribution channels, particularly in the United States and throughout Western Europe, Japan, China, and Australia.

     We are aggressively developing new product lines in exotic stones, which have high perceived values among semi-precious stones. We continue to expand into new product categories by:

•	marketing a line of sterling silver jewelry. These are typically merchandised with a retail price range of $30 to $150

•	adding more lines into our “ Lorenzo” branded products with a retail price range of $199 to $999

•	offering diamond jewelry and expanding this business to our current client base by adding diamonds to some of our settings, as well as offering newly designed jewelry

•	launching “Lorenzo Gold”, a gold products made from Italy .

     We intend to implement our business strategy by:

•	promoting visits with customers to coordinate and cater to their particular promotional sales needs and monitoring their on-hand inventory in order to promote more active sell-through

•	expanding our distribution channels to include all major TV shopping programs in North America, Japan, Korea and Australia and further developing business with top-40 Retail Jewelry Chains in the U.S.

•	entering the retail jewelry market in China.

Our Production Capability

     We have established a sophisticated facility in China that performs stone cutting and polishing and jewelry production. The facility is located in the city of Shenzhen in Guangdong Province, China. We closed our former second facility in Shantou during the fiscal year ended December 31, 2002 and consolidated all our production in the Shenzhen facility, which has been operating for five years and has 9,232 square meters of production space. We currently employ approximately 2,000 skilled gemstone cutters and production personnel and turned out more than a million pieces of finished fine jewelry during the fiscal year ended December 31, 2003.

     We purchase imported choice gemstone material, which are from mines located in Africa, China and South America, especially those concentrated in Brazil. We source our diamonds mainly from suppliers in India. Gemstone craftsmen are trained and managed by our Hong Kong personnel to ensure that the highest levels of cutting and polishing quality are achieved. The professional skills possessed by our cutters are applied to a wide variety of shapes and sizes, maximizing the yield and value of the gemstone material that we purchase. By performing internally the value-added processes of cutting and polishing our semi-precious gemstones, we maximize quality control and improve our profitability. We specialize in a wide range of popular and exotic semi-precious gemstones ranging from amethyst, aquamarine and peridot to tanzanite and tourmaline.

Sales and Marketing

     Our merchandising strategy is to provide unique and differentiated products that are enhanced by the favorable pricing that results from our vertically integrated structure. We invest significant effort in design and model making to produce items which are distinctly different from our competitors. We continue to devote our efforts towards brand development and utilize marketing concepts to enhance the saleability of our products. We recognize that retailers favor certain price points. As part of our product development strategy, we strive to align our wholesale prices to match retailers’ target prices as a means of achieving these popular price targets.

     Our sales and marketing team is located in our executive offices in Hong Kong and Los Angeles, California. Our marketing and distribution strategy is to identify the strongest retail customers in each distribution channel and to focus design and sales efforts towards the largest and fastest growing retailers. We maintain a broad base of customers and concentrate our efforts on five major jewelry market segments:

•	fine jewelers;

•	national jewelry chains;

•	department stores;

•	TV shopping channels; and

•	discount chain stores.

     In addition to direct sales to retailers, we also sell our products to retailers through International Jewelry Connection. The principal focus of IJC is on major U.S. department stores and jewelry retailers, who require specialized levels of marketing, service and training. These sales representatives are paid on a commission-only basis.

     Our sales promotion efforts include attendance by our representatives at U.S. and international trade shows and conventions, including Las Vegas, Orlando, New York, Basel, Switzerland, Hong Kong and Japan. In addition, we advertise actively in trade journals and related industry publications.

Design and Product Development

     We have seven internationally trained designers who work from our Hong Kong executive office and ten designers who work in our Shenzhen facility. Our designers create styles that have been accepted by our various clients worldwide. Our design teams attend trade fairs worldwide to gather product ideas and monitor the latest product trends.

     We provide our customers with a broad selection of high-quality 10, 14 and 18 karat gold, platinum and sterling silver jewelry products that incorporate traditional yet fashionable styles and designs. We currently offer approximately 5,000 different styles of rings, bracelets, necklaces, earrings, pendants and matching sets that are contemporary and desired in the market.

     We study product trends that are emerging in the international market and adapt these trends to the needs of our retail customers. The jewelry offered for sale considers color, fabric and fashion trends, which are projected over a two-year period. We market our products as lifestyle inspired.

Production Process

     We make our jewelry at our facility in Shenzhen, China. Our production processes combine vertical integration, modern technology, mechanization and handcraftsmanship to turn out contemporary and fashionable jewelry. Our production operations basically involve:

•	cutting and polishing semi-precious gemstones;

•	combining pure gold, platinum or sterling silver with gemstones or diamonds to produce jewelry; and

•	finishing operations such as cleaning and polishing, resulting in high quality finished jewelry.

Supply

     We produce and cut our own semi-precious stones. We purchase imported gemstones which are from South America, Africa and China. South America is the major source of ametrine, amethyst, aquamarine, imperial topaz, tourmaline and white topaz, and Africa is the main source of tanzanite, mandarine garnet, aquamarine and topaz. We also purchase imported aquamarine, peridot and topaz from China. We source our diamonds mainly from suppliers in India. We believe that we have good relationships with our suppliers, most of whom have supplied us for many years.

     We maintain our supply of inventory at our warehouse. The amount of our inventory of a particular gemstone determines the extent and size of our marketing program for that product. We purchase our gemstones and diamonds in advance and in anticipation of orders resulting from our marketing programs.

     We purchase our gold from banks, gold refiners and commodity dealers who supply substantially all of our gold needs, which we believe is sufficient to meet our requirements.

     Gold acquired for production is at least .995 fine and is combined with other metals to produce 10, 14 and 18 karat gold. The term “karat” refers to the gold content of alloyed gold, measured from a maximum of 24 karats, which is 100% fine gold. Varying quantities of metals such as silver, copper, nickel and zinc are combined with fine gold to produce 14 karat gold of different colors. These alloys are in abundant supply and are readily available to us.

     We purchase our gold requirements within a reasonable period after each significant purchase order is received. We believe that any change in the price of gold would have had little, if any, impact on the valuation of our inventories.

     We purchase supplies and raw materials from a variety of suppliers and we do not believe the loss of any of the suppliers would have a material adverse effect on our business. Alternative sources of supply for raw materials for production of jewelry are readily available.

Security

     We have installed certain measures at our Shenzhen, China, production and our Hong Kong administrative facilities to protect against loss, including multiple alarm systems, infrared motion detectors and a system of closed circuit television cameras, which provide surveillance of all critical areas of our premises.

     We inspect carefully all materials sent and received from outside suppliers, monitor the location and status of all inventory, and have strict internal control procedures of all jewelry as it proceeds through the production process. A complete physical inventory of gold and gemstones is taken at our production and administrative facilities on a quarterly basis.

Insurance

     We maintain primary all-risk insurance, with limits in excess of our current inventory levels, to cover thefts and damage to inventory located on our premises. We also maintain insurance covering thefts and damage to our owned inventory located off-site. The amount of coverage available under such policies is limited and may vary by location, but is generally in excess of the value of the gold and gemstones supplied by us. We carry transit insurance, the coverage of which includes the transportation of jewelry outside of our office.

Competition

     The jewelry production industry is highly competitive, and our competitors include domestic and foreign jewelry manufacturers, wholesalers, and importers who may operate on a national, regional and local scale. Our competitive strategy is to provide competitively priced, high-quality products to the high-volume retail jewelry market. According to our management, competition is based on pricing, quality, service and established customer relationships. We believe that we have positioned ourselves as a low-cost producer without compromising our quality. Our ability to conceive, design and develop products consistent with the requirements of each retail distribution channel represents a competitive advantage.

     We believe that few competitors have the capacity and production skills to be effective competitors. We believe that our vertically integrated production capabilities distinguish us from most of our competitors and enable us to produce very competitively priced, high quality and consistent products.

     In North America, the market, although highly fragmented, does contain a number of major competitors, many of whom import much of their product from the Far East and many of whom sell higher priced items. The key United States competitors include:

•	E.E.A.C. Inc.;

•	Fabrikant.

     International competitors include Pranda International and Beauty Gems Limited. Most of these manufacturers/wholesalers have been successful vendors for many years and enjoy good relations with their clients. Although it may be difficult for a newcomer to break into established relationships, we have already made substantial inroads in the North American jewelry market and we believe we can remain competitive, based on our vertically integrated, low-cost, high-volume and high-quality production process.

Common Stock Purchase Agreement for Equity Line of Credit Facility

     Effective April 15, 2002, we had entered into a common stock purchase agreement with Navigator Investments Holding IX Limited, a Nevis corporation, for the future issuance and purchase of shares of our common stock. This common stock purchase agreement established what is sometimes termed an equity line of credit or an equity drawn down facility. On June 7, 2002, we filed a registration statement (SEC File No. 333-90016) covering the shares issuable under the equity line of credit.

     On July 23, 2003, Navigator and we mutually agreed to terminate the common stock purchase agreement. The registration statement had not been declared effective and no securities had been sold in connection with the offering contemplated by the registration statement. Thereafter, in August 2003, we formally withdrew the registration statement with the SEC.

C. ORGANIZATIONAL STRUCTURE AS OF DECEMBER 31, 2003:

     The following diagram provides a listing of our significant subsidiaries. The respective country of organization/incorporation is shown in brackets.

LJ INTERNATIONAL INC.
(British Virgin Islands)

100%

-	Lorenzo Jewelry Limited (Hong Kong)

-	Lorenzo Gems Manufacturing (Shenzhen) Co., Ltd. (P.R.C.)

-	Lorenzo Jewellery (Shenzhen) Co., Ltd. (P.R.C.)

-	Shenzhen PGS Jewelry Mfg. (P.R.C.)

D. PROPERTY, PLANTS AND EQUIPMENT.

     Our principal executive offices are located at Units #9-#12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong. We own approximately 4,800 square feet of office and showroom at this location.

     Our jewelry production facility in Shenzhen, China consists of 9,232 square meters of building space located in the Shatoujiao Free Trade Zone, Shenzhen. We own approximately 5,254 square meters of this space. We also currently lease 1,751 square meters for a term of five years expiring August 31, 2007 from an unaffiliated third party at a rental rate of $5,700 per month; 1,751 square meters for a term of two years expiring June 30, 2004, at a rental rate of $3,600 per month; and 476 square meters for a term of one year expiring December 31, 2004, at a rental rate of $862 per month.

     We own two warehouse facilities in Hung Hom and Aberdeen consisting of 5,432 square feet and 2,897 square feet. We also own additional properties in Sai Kung and Hung Hom. We lease all four of these properties to non-affiliated third parties. We have pledged all of our land and buildings to collateralize general banking facilities granted to us.

     Our production facilities are currently utilized for one shift per day but are capable of being expanded to accommodate three shifts per day as necessary.

E.	ADDITIONAL INFORMATION.

Legal Proceedings

     We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

Enforceability of Civil Liabilities and Certain Foreign Issuer Considerations

     We are a British Virgin Islands holding company, and substantially all of our assets are located in China and/or Hong Kong. In addition, all but one of our directors and officers are non-residents of the United States, and all or a substantial portion of their assets are located outside the United States. As a result, investors may be unable to effect service of process within the United States upon these non-residents or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state. There is uncertainty as to whether courts of China, the British Virgin Islands or Hong Kong would enforce:

•	judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in China, the British Virgin Islands or Hong Kong, liabilities against us or these non-residents based on the securities laws of the United States or any state.

     There are no treaties between China and the United States, between the British Virgin Islands and the United States, nor between Hong Kong and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of China, the British Virgin Islands and Hong Kong may accept a foreign judgment as evidence of a debt due. An action may be commenced in China, the British Virgin Islands or Hong Kong for recovery of this debt. However, a Chinese, British Virgin Islands or Hong Kong court will only accept a foreign judgment as evidence of a debt due, if:

•	the judgment is for a liquidated amount in a civil matter;

•	the judgment is final and conclusive and has not been stayed or satisfied in full;

•	the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature. In this regard, a Chinese, British Virgin Islands or Hong Kong court is unlikely to accept a judgment of an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained by the person in whose favor the judgment is given;

•	the judgment was not obtained by actual or constructive fraud or duress;

•	the foreign court has taken jurisdiction on grounds that are recognized by the private international law rules in China as to conflict of laws in China or common law rules as to conflict of laws in the British Virgin Islands or Hong Kong;

•	the proceedings in which the judgment was obtained were not contrary to the concept of fair adjudication;

•	the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of China, the British Virgin Islands or Hong Kong;

•	the person against whom the judgment is given is subject to the jurisdiction of the Chinese, the British Virgin Islands or the Hong Kong courts; and

•	the judgment is not on a claim for contribution in respect of damages awarded by a judgment that does not satisfy the above requirements.

     Enforcement of a foreign judgment in China, the British Virgin Islands or Hong Kong also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors’ rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

     Under United States law, majority and controlling shareholders generally have certain fiduciary responsibilities to minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void. We believe there are no material differences between the protection afforded to minority shareholders of a company organized as an international business company under the law of the British Virgin Islands from those generally available to shareholders of corporations organized in the United States. However, there may be circumstances where the British Virgin Islands law protecting the interests of minority shareholders may not be as protective as the law protecting minority shareholders in United States jurisdictions. Under British Virgin Islands law, a shareholder of a company organized as an international business company under the laws of the British Virgin Islands may bring an action against a company, even if other shareholders do not wish to bring an action and even though no wrong has been done to the shareholder personally. This is a representative action, that is, an action on the shareholder’s own behalf and on behalf of other persons in his class, or similarly situated. Instances where representative actions may be brought include to:

•	compel a company to act in a manner consistent with its Memorandum of Association and Articles of Association;

•	restrain directors from acting on resolutions, where notice of a shareholders’ meeting failed adequately to inform shareholders of a resolution proposed at the meeting;

•	restrain a company, where it proposes to perform an act not authorized by the Memorandum of Association and the Articles of Association or to seek damages from a director to compensate a company from the consequences of such an unauthorized act, or to recover property of a company disposed of due to such unauthorized act;

•	restrain a company from acting upon a resolution that was not made in good faith and for the benefit of shareholders as a whole;

•	redress where a resolution passed at a shareholders’ meeting was not properly passed, for instance, if it was not passed with the necessary majority;

•	restrain a company from performing an act which is contrary to law; and

•	restrain a company from taking any action in the name and for the benefit of a company.

     Such an action also may be brought against directors and promoters who have breached their fiduciary duties to a company, although acts amounting to a breach of a fiduciary duty can be ratified by a general meeting of shareholders, in the absence of fraud. Such actions against directors and promoters only may be taken, however, if such directors and promoters have power to influence the action taken by a general meeting by means of, for instance, their votes as shareholders, which would prevent a company from suing them in the company’s name. Although British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors representatively or derivatively, the circumstances in which any such action may be brought as set forth above may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders in a United States company.

OUR MANAGEMENT

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A. DIRECTORS AND SENIOR MANAGEMENT.

     Our senior management and directors are as follows:

Name	Age	Position
Yu Chuan Yih	64	Chairman of the Board of Directors, President and Chief Executive Officer
Ka Man Au	39	Chief Operating Officer, Secretary and Director
Hon Tak Ringo Ng	44	Chief Financial Officer and Director
Po Yee Elsa Yue	39	Non-Executive Director
Lionel C. Wang	48	Non-Executive Director

     None of our directors and officers was selected due to any agreement or understanding with any other person. There is no family relationship between any of our directors or executive officers and any other director or executive officer.

     Mr. Yih established the business of Lorenzo Jewelry Ltd. and has served as president and managing director since 1987. Mr. Yih is primarily responsible for business development and overall company management. He has over 20 years of experience in semi-precious stone production and marketing. Mr. Yih had been a gemstone trader in Brazil and has extensive experience and relationships in gem sourcing and jewelry design. Mr. Yih is also the Founding Sponsor of the Hong Kong branch of the Gemological Institute of America (GIA), the nonprofit educational organization for the jewelry industry.

     Ms. Au has served as a director of Lorenzo Jewelry Ltd. since its incorporation in 1987. Ms. Au has been our chief operating officer since January 1, 2002 and is primarily responsible for our general administration, human resources, operations and management.

     Mr. Ng has served as our chief financial officer since September 1997 and as one of our directors since May 1, 2001. He received his Bachelor of Science degree in civil engineering from the University of London in 1984 and his Master of Commerce in accounting and commercial administration from the University of New South Wales in 1994. From July 1994 through September 1997, he was an audit senior with Moores Rowland C.A., Certified Public Accountants. Mr. Ng is a certified practising accountant of the Australian Society of CPAs.

     Ms. Yue has served as a non-executive director since December 1999. She is a graduate gemologist from the Gemological Institute of America and served as vice president of GIA, Hong Kong, from August 1994 to December 2002. Her responsibilities included managing the Hong Kong office and administering their education programs, marketing and related activities. Since December 2002, Ms. Yue has served as a manager for a colored gems import and export trading company.

     Mr. Wang has served as a non-executive director since June 1998. He received his Bachelor of Commerce from Tamkung University, Taipei, Taiwan in 1978, his Master of Business Administration from California State Polytechnic University in 1980, and his Master of Science from Stanford University in 1981. From 1984 to 1990, Mr. Wang was a marketing research analyst and senior strategic planning analyst for The Gillette Company, Boston, Massachusetts. From 1990 to 1995, he served as associate director and then director of product development for Information Resources, Inc., Waltham, Massachusetts. From 1995 to 1996, Mr. Wang was vice-president at Nielsen North America, with responsibility for analytical and modeling projects on the Kraft Foods/White Plains account. From 1996 until June 2000, Mr. Wang served as director of analytical services for The NPD Group, Inc., Port Washington, New York. From June 2000 until June 2001, he was vice president of product development for NFO Interactive, Greenwich, Connecticut. Since June 2001, Mr. Wang has been president of his own firm, Marketing and Innovation, LLC., Greenwich, Connecticut.

B. COMPENSATION.

     The aggregate compensation paid by us to all of our directors and executive officers as a group for the fiscal year ended December 31, 2003 on an accrual basis, for services in all capacities, was $714,000. During the fiscal year ended December 31, 2003, we contributed an aggregate amount of $22,000 toward the pension plans of our directors and executive officers.

Executive Service Contract

     We entered into an employment agreement with Mr. Yu Chuan Yih, effective October 1, 2003, for a period of three years at an annual salary of $233,000. Mr. Yih’s remuneration package includes benefits with respect to an automobile. In addition, Mr. Yih is entitled to an annual management bonus of a sum to be determined by the board at its absolute discretion, having regard for our operating results and the performance of Mr. Yih during the relevant financial year. The amount payable to Mr. Yih will be decided by majority decision of the members of the board present in the meeting called for that purpose. Mr. Yih shall abstain from voting and not be counted in the quorum in respect of the resolution regarding the amount payable to him.

     On July 1, 2003, we granted Mr. Yih options exercisable to acquire 800,000 shares of common stock at $2.00 per share at any time through June 30, 2013.

C. BOARD PRACTICES.

     Each of our five current directors was elected at our last annual meeting of shareholders held December 5, 2003 to serve a one-year term or until their successor is elected and qualified.

     There are no directors’ service contracts with us or any of our subsidiaries providing for benefits upon termination of employment.

     Our board of directors has established an audit committee, which consists of Messrs. Yih and Wang and Ms. Yue. Its functions are to:

•	recommend annually to the board of directors the appointment of our independent public accountants;

•	discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants;

•	review and approve non-audit services of the independent public accountants;

•	review compliance with our existing accounting and financial policies;

•	review the adequacy of our financial organization; and

•	review our management’s procedures and policies relative to the adequacy of our internal accounting controls and compliance with federal and state laws relating to financial reporting.

     We do not have a remuneration committee of the board of directors.

D. EMPLOYEES.

     As of December 31, 2003, we employed approximately 2,000 persons on a full-time basis for our production of jewelry and gemstone cutting and polishing. Approximately 100 of these people include our management and executive staff in Hong Kong and China. None of our employees is represented by a labor union and we believe that our employee relations are good.

E. SHARE OWNERSHIP.

     The following table sets forth certain information regarding the beneficial ownership of our shares of common stock as of December 31, 2003 by:

•	each person who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our current executive officers and directors; and

•	all executive officers and directors as a group.

     As of December 31, 2003, we had 9,890,006 shares of our common stock issued and outstanding.

     This information gives effect to securities deemed outstanding pursuant to Rule 13d-3(d)(l) under the Securities Exchange Act of 1934, as amended.

     The address for each person named below is c/o LJ International Inc., Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong.

Name of Beneficial Holder	Number		Percent
	Shares Beneficially Owned
Yu Chuan Yih	4,457,853	(1)(2)	38.1%
Ka Man Au	120,000	(3)	1.2%
Hon Tak Ringo Ng	115,000	(4)	1.2%
Po Yee Elsa Yue	0		0.0%
Lionel C. Wang	0		0.0%
All directors and executive officers as a group (5 persons)	4,692,853		39.6%

(1)	Of Mr. Yih’s 2,524,553 shares, 1,500,000 shares are owned of record by Pacific Growth Developments Ltd., a British Virgin Islands corporation, which is owned by Mr. Yih (60%), his wife Tammy Yih (20%) and an adult daughter, Bianca Tzu Hsiu Yih (20%).

(2)	Includes options currently exercisable by Mr. Yih to acquire 775,000 shares of common stock at $2.00 per share at any time until April 30, 2008 and 800,000 shares of common stock at $2.00 per share at any time until June 30, 2013, and options currently exercisable to acquire 230,000 shares of common stock held by Mr. Yih’s wife at $2.00 per share at any time until April 30, 2008.

(3)	Includes options currently exercisable to acquire 70,000 shares of common stock at $2.00 per share at any time until April 30, 2008.

(4)	Includes options currently exercisable to acquire 75,000 shares of common stock at $2.00 per share at any time until April 30, 2008.

The 1998 Stock Compensation Plan

     Effective June 1, 1998, we adopted and approved the 1998 Stock Compensation Plan. The purpose of the plan is to:

•	encourage ownership of our common stock by our officers, directors, employees and advisors;

•	provide additional incentive for them to promote our success and our business; and

•	encourage them to remain in our employ by providing them with an opportunity to benefit from any appreciation of our common stock through the issuance of stock options.

     Options constitute either incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, or options which constitute nonqualified options at the time of issuance of such options. The plan provides that incentive stock options and/or nonqualified stock options may be granted to our officers, directors, employees and advisors selected by the compensation committee. A total of 4,000,000 shares of common stock are authorized and reserved for issuance during the term of the plan, which expires in June 2008. The compensation committee has the sole authority to interpret the plan and make all determinations necessary or advisable for administering the plan. The exercise price for any incentive option must be at least equal to the fair market value of the shares as of the date of grant. Upon the exercise of the option, the exercise price must be paid in full either in cash, shares of our stock or a combination. If any option is not exercised for any reason, such shares shall again become available for the purposes of the plan.

     On October 17, 2000, the Company offered each option holder the opportunity to cancel all or some of the stock options previously granted in exchange for the granting on April 30, 2001 of options to acquire an equal number of shares with an exercise price equal to the then last sale price of the stock on April 30, 2001, for a new term of seven years expiring April 30, 2008.

     As of December 31, 2003, 1,122,500 options had been exercised and the following options to purchase shares of our common stock under the plan remained outstanding:

•	stock options to purchase 1,814,000 and 872,000 shares at $2.00 per share through April 30, 2008 and June 30, 2013 respectively, of which 1,950,000 are held by our directors and officers as a group.

The 2003 Stock Compensation Plan

     Effective July 1, 2003, we adopted and approved the 2003 Stock Compensation Plan, which our shareholders approved on December 5, 2003. The purpose of the plan is to:

•	encourage ownership of our common stock by our officers, directors, employees and advisors;

•	provide additional incentive for them to promote our success and our business; and

•	encourage them to remain in our employ by providing them with an opportunity to benefit from any appreciation of our common stock through the issuance of stock options.

     Options constitute either incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, or options which constitute nonqualified options at the time of issuance of such options. The plan provides that incentive stock options and/or nonqualified stock options may be granted to our officers, directors, employees and advisors selected by the compensation committee. A total of 4,000,000 shares of common stock are authorized and reserved for issuance during the term of the plan, which expires in June 2013. The compensation committee has the sole authority to interpret the plan and make all determinations necessary or advisable for administering the plan. The exercise price for any incentive option or nonqualified option may be less than the fair market value of the shares as of the date of grant. Upon the exercise of the option, the exercise price must be paid in full either in cash, shares of our stock or a combination. If any option is not exercised for any reason, such shares shall again become available for the purposes of the plan.

     As of December 31, 2003, no options had been exercised and the following options to purchase shares of our common stock under the plan remained outstanding:

•	stock options to purchase 1,128,000 shares at $2.00 per share through June 30, 2013, of which 316,000 are held by our directors and officers as a group.

Other Options and Warrants Outstanding

     As of December 31, 2003, the following additional options and warrants to purchase shares of our common stock were outstanding:

•	1,679,000 common stock purchase warrants which are publicly traded and which we issued in our April 1998 initial public offering to purchase 1,679,000 shares of common stock at $5.75 per share through April 15, 2005 (as amended)

•	146,000 stock purchase options to purchase 146,000 shares of common stock at $8.25 per share through April 15, 2005 (as amended), which we sold to the IPO underwriter and/or persons related to the underwriter

•	options to purchase 35,000 shares at $5.00 per share through July 30, 2004, which we granted to a former financial consultant on July 31, 1999, for services rendered in connection with public relations

•	warrants to purchase 75,000 shares at $3.75 per share through November 30, 2004, and warrants to purchase 87,500 shares at $6.9375 per share through March 31, 2005, which we granted to two investors and a placement agent in connection with two tranches of our 3% Convertible Debentures on November 5, 1999, and March 22, 2000

•	warrants to purchase shares which we granted to a former financial consultant on June 1, 2001, for services rendered in connection with corporate development as follows:

•	80,000 shares at $3.43 per share exercisable through May 31, 2004; and

•	80,000 shares at $4.57 per share exercisable through May 31, 2005.

•	warrants to purchase 200,000 shares at $3.00 per share through August 15, 2006, which we granted to The Bauer Partnership, Inc. on August 16, 2001, in connection with a proposed debt placement which was never completed

•	warrants to purchase 600,000 shares at $2.00 per share through March 31, 2004, which we granted to an investor relations consultant pursuant to a strategic advisory services agreement dated July 1, 2003

     Our major shareholders do not have different voting rights.

     As of December 31, 2003, we had 296 record holders of our common stock. Of the 9,890,006 shares outstanding as of December 31, 2003, 7,097,460 shares were held by CEDE & Co.

     To the extent known to us, we are not directly or indirectly owned or controlled by another corporation, by any foreign government or by any other natural or legal persons severally or jointly.

     To our knowledge, there are no arrangements the operation of which may at a subsequent date result in a change in control of our company.

F. RELATED PARTY TRANSACTIONS.

     Yu Chuan Yih, our chairman and president, is a director and principal shareholder of Gemological Institute of America, Hong Kong Limited. Mr. Yih is also a director of iBBC Inc. which has a subsidiary, Gemriver Jewelry Limited. During the fiscal years ended April 30, 2002 and December 31, 2002 and 2003, Mr. Yih and these affiliated companies received unsecured advances from, and made unsecured advances to, us, which were interest free and repayable on demand. There was no outstanding amount due to Mr. Yih as of April 30, 2002 and December 31, 2002 and 2003.

     Certain of our banking facilities are collateralized by properties owned by Yih Yu Chuan and his personal guarantee to the extent of $8,440,000, $8,311,000 and $9,147,000 as of April 30, 2002 and December 31, 2002 and 2003. Mr. Yih has not received any additional compensation or consideration from us in return for his personal guarantees.

     During the fiscal year ended April 30, 1999, we provided a guarantee to a bank in respect of mortgage loans granted to Yu Chuan Yih to the extent of $632,000. As of December 31, 2003, the guarantee amount was $370,000.

     During the fiscal year ended April 30, 2000, we received management fee income of $36,000 from Gemological Institute of America, Hong Kong Limited, which were determined by the directors for the services provided.

     During the fiscal year ended April 30, 2001, we sold finished goods of $158,000 to Gemriver Jewelry Limited, which were made according to the published prices and conditions offered to our major customers. We also received from Gemriver Jewelry Limited for rental and management fee income of $21,000 and $32,000 respectively. In addition, we received management fee income of $27,000 from Gemological Institute of America, Hong Kong Limited, which were determined by the directors for the services provided.

     During the fiscal year ended April 30, 2002, we further acquired 68.8% equity interest of iBBC Inc. from entities controlled by a director for a consideration for $2,460,000.

SELLING SHAREHOLDERS

     In addition to our warrants and the underlying common stock being offered by this prospectus, we are registering 292,000 shares of common stock underlying the underwriter warrants on behalf of the beneficial owners. We have agreed to bear all expenses other than underwriting or selling commissions or any fees and disbursements of counsel to the selling shareholders in connection with the registration of these securities.

     The underwriter warrants were acquired by the selling shareholders in connection with the underwriter’s acting as the underwriter of our initial public offering of common stock and warrants in April 1998.

     The common stock underlying the underwriter warrants is to be sold from time to time by or for the account of the following selling shareholders, none of whom are affiliated with us nor have been within the past three years. We will not receive any of the proceeds from the sale of either the underwriter warrants or the common stock underlying them. The selling shareholders will pay all brokerage discounts or commissions attributable to the sale for their account. We are not aware of any existing agreement with any broker with respect to the sale of the underwriter warrants or underlying common stock.

     The following table sets forth the name of each selling shareholder and the number of shares of common stock to be offered for each selling shareholder’s account.

Name	Number of Shares of Common Stock
Robert T. Kirk	232,800
Marie Lima	10,000
Michael Morrisett	10,000
Brian Herman	10,000
David A. Carter	14,600
Wendy Tand Gusrae	14,600

TOTAL	292,000

     The sale of these securities may be effected from time to time in transactions which may include block transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the common stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling shareholders may effect such transactions by selling the securities directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the securities for which such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions. The selling shareholders and any broker-dealers that act in connection with the sale of the securities might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, of which 8,671,615 shares were outstanding as of April 30, 2001 and 2002 and December 31, 2002. During the fiscal year ended December 31, 2003, we issued 95,891 shares upon the cashless exercise of a warrant and 1,122,500 shares upon the exercise of outstanding stock options under our 1998 Stock Compensation Plan. Accordingly, as of December 31, 2003, we had 9,890,006 shares outstanding.

     Each share of common stock is entitled to one vote on all matters submitted to a vote by shareholders, including the election of directors. There are no cumulative voting rights in the election of directors. All shares of common stock are equal to each other with respect to liquidation and dividend rights and are entitled to receive dividends if and when we declare them out of funds legally available under British Virgin Islands law. Upon our liquidation, all assets available for distribution are distributable among shareholders according to their holdings. There are no preemptive rights to purchase any additional, unissued shares of common stock. All the outstanding common stock is, and the common stock offered by this prospectus will be, when issued against the consideration set forth in this prospectus, duly authorized, validly issued, fully paid and nonassessable.

     On October 29, 1999, we entered into a securities purchase agreement with an accredited investor pursuant to which we agreed to issue and the investor agreed to purchase up to $10,500,000 of 3% Convertible Debentures, as well as common stock purchase warrants.

     On November 5, 1999, we issued the first tranche of $3,000,000 of 3% Convertible Debentures with the date of maturity on November 5, 2002; and warrants for the Convertible Debenture holder to purchase 45,000 shares of our common stock at an exercise price of $3.75 per share with an expiration date of November 30, 2004. In addition, warrants to purchase 30,000 shares of our common stock were issued to the placement agent as partial compensation for its services, with the same terms as the detachable warrants. On March 22, 2000, we issued the second tranche of $3,500,000 of 3% Convertible Debentures with the date of maturity on March 22, 2003; and warrants for the Convertible Debenture holder to purchase 52,500 shares of our common stock at an exercise price of $6.94 per share with an expiration date of March 31, 2005. In addition, warrants to purchase 35,000 shares of our common stock were issued to the placement agent as partial compensation for its services, with the same terms as the detachable warrants.

     During the year ended April 30, 2000, all the first tranche of $3,000,000 and $500,000 out of the $3,500,000 second tranche of the Convertible Debentures and related interest up to the dates of conversion, were converted, and 1,072,412 shares of common stock were issued in this respect. The remaining second tranche of Convertible Debentures of $3,000,000 and the accrued interest were converted into 1,233,557 shares of common stock during the year ended April 30, 2001. No other shares of common stock was issued during the fiscal years 2000, 2001 and 2002.

     As of December 31, 2003, we had 296 record holders of our common stock. Of the 9,890,006 shares outstanding as of December 31, 2003, 7,097,460 shares were held by CEDE & Co.

IPO Warrants

     In our April 1998 initial public offering, we sold 1,679,000 shares of common stock and 1,679,000 warrants to purchase 1,679,000 shares of common stock. Each warrant entitles the holder to purchase at any time through April 15, 2005 one share of common stock at $5.75 per share. After April 15, 2005, the warrants expire.

     A warrant may be exercised by surrendering it to the transfer and warrant agent, with the subscription form on the reverse side properly completed and executed, together with payment of the exercise price.

     The warrants are subject to redemption by us, at our option, at $0.25 per warrant upon 30 days’ prior written notice. The closing bid price, as reported on the Nasdaq National Market, of the common stock for 30 consecutive trading days ending within ten days of the notice of redemption of the warrants must average in excess of $10.00 per share. We are required to maintain an effective registration statement covering the common stock underlying the warrants prior to their redemption. If we redeem the warrants, they will be exercisable until the close of business on the date for redemption fixed in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. Redemption of the warrants could force the holder either to:

•	exercise the warrants and pay the exercise price at a time when it may be less advantageous to do so; or

•	accept the redemption price in cancellation of the warrant, which could be substantially less than the market value at the time of redemption.

     The exercise price of the warrants bears no relation to any objective criteria of value and should not be regarded as an indication of its future market price.

     We have authorized and reserved for issuance a sufficient number of shares of common stock to permit the exercise of all warrants. All shares of common stock issued upon exercise of the warrants, if exercised in accordance with their terms, will be fully paid and non-assessable.

     The warrants are subject to adjustment upon the occurrence of various events, including stock dividends, stock splits, combinations or reclassification of the common stock, or our sale of common stock at a price per share below the exercise price of the warrants or the then-current market price of the common stock. Additionally, an adjustment would be made if we reclassified or exchanged common stock, consolidated or merged with another corporation, or sold all or substantially all of our assets.

Underwriter Warrants

     In connection with our April 1998 initial public offering, we issued to the underwriter and/or persons related to the underwriter the common stock underwriter warrants to purchase up to 146,000 shares of common stock and the warrant underwriter warrants to purchase up to 146,000 warrants. The common stock underwriter warrants are exercisable through April 15, 2005 at $8.25 per share. The warrant underwriter warrants were exercisable through April 15, 2003 at $8.25 per share. The warrant underwriter warrants are exercisable at $.20625 per warrant. Each underlying warrant is exercisable through April 15, 2003 at $8.25 per share.

     The warrants provide for adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The warrants contain net issuance provisions permitting exercise in whole or in part and instructing us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring us to issue shares of common stock without a corresponding increase in capital. A net exercise of the warrants will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The warrants do not entitle the holders to any rights as a shareholder until they are exercised and shares of common stock are purchased.

Shares Eligible for Future Sale

     Of our 9,890,006 shares of common stock outstanding, approximately 2,143,415 shares are “restricted securities”, as defined under Rule 144 under the Securities Act as of October 17, 2003. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Sales of restricted securities in the public market, or the availability of such securities for sale, could adversely affect the market price of the common stock.

     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which equals 98,900 shares as of December 31, 2003; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 also are subject to certain requirements relating to the manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the limitations of Rule 144 described above.

     Sales of substantial amounts of our common stock under Rule 144 or otherwise, or even the potential of such sales, could depress the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

Transfer and Warrant Agent

     The transfer agent for our common stock and the warrant agent for our warrants is Computershare Trust Company, formerly known as American Securities Transfer & Trust, Incorporated, Golden, Colorado.

Exchange Controls and Other Limitations Affecting Shareholders

     There are no material British Virgin Islands laws that impose foreign exchange controls on us or that affect our payment of dividends, interest or other payments to nonresident holders of our capital stock. British Virgin Islands law and our Memorandum of Association and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote the common stock.

Differences in Corporate Law

     Under the laws of most jurisdictions in the US, majority and controlling shareholders generally have certain “fiduciary” responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in US jurisdictions.

     While BVI law does permit a shareholder of a BVI company to sue its directors derivatively, that is, in the name of and for the benefit of our company and to sue a company and its directors for his benefit and for the benefit of others similarly situated, the circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect of any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the US.

     Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital, which would require shareholder approval under the laws of most US jurisdictions. In addition, the directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization, certain mergers or consolidations, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the corporation, or any combination, if they determine it is in the best interests of the corporation, its creditors, or its shareholders. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common stock at a premium over then current market prices.

     The International Business Companies Act of the British Virgin Islands permits the creation in our Memorandum and Articles of Association of staggered terms of directors, cumulative voting, shareholder approval of corporate matters by written consent, and the issuance of preferred shares. Currently, our Memorandum and Articles of Association only provide for shareholder approval of corporate matters by written consent, but not for staggered terms of directors, cumulative voting or the issuance of preferred shares.

     As in most US jurisdictions, the board of directors of a BVI corporation is charged with the management of the affairs of the corporation. In most US jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, under which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, under which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many US jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under BVI law, liability of a corporate director to the corporation is primarily limited to cases of willful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the corporation. However, under our Articles of Association, we are authorized to indemnify any director or officer who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being one of our directors or officers, provided such person acted honestly and in good faith and with a view to our best interests and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Our Articles of Association also enable us to indemnify any director or officer who was successful in such a proceeding against expense and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding.

     The above description of certain differences between BVI and US corporate laws is only a summary and does not purport to be complete or to address every applicable aspect of such laws. However, we believe that all material differences are disclosed above.

Memorandum and Articles of Association

     Corporate Powers. We are registered in the British Virgin Islands since January 30, 1997, under British Virgin Islands International Business Companies number 216796. Clause 4 of our Memorandum of Association states that the objects for which we are established are to engage in any businesses which are not prohibited by law in force in the British Virgin Islands.

     Directors. A director who is materially interested in any transaction with us shall declare the material facts of and nature of his interest at the meeting of the Board of Directors. A director may vote or be counted as the quorum on any resolution of the Board in respect of any transaction in which he is materially interested. With the prior or subsequent approval by a resolution of members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to us. The directors may, by a resolution of directors, exercise all the powers of the Company to borrow money. There is no age limit requirement for retirement or non-retirement of directors. A director shall not require a share qualification.

     Share Rights, Preferences and Restrictions. Our authorized share capital is US$1 million divided into 100 million shares of par value US$0.01 per share. All dividends unclaimed for three years after having been declared may be forfeited by resolution of the directors for our benefit. All shares vote as one class and each whole share has one vote. We may redeem any of our own shares for such fair value as we by a resolution of directors determine. All shares have the same rights with regard to dividends and distributions upon our liquidation.

     Changing Share Rights. The rights of each class and series of shares that we are authorized to issue shall be fixed by the resolution of directors. If the authorized capital is divided into different classes, the rights attached to any class may be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class and of the holders of not less than three-fourths of the issued shares of any other class which may be affected by such variation.

     Shareholder Meetings. The directors may convene meetings of our members at such times and in such manner and places as the directors consider necessary or desirable. The directors shall convene such a meeting upon the written request of members holding 10 percent or more of our outstanding voting shares. At least seven days’ notice of the meeting shall be given to the members whose name appears on the share register.

     Restrictions on Rights to Own Securities. There are no limitations on the rights to own our securities.

     Change in Control Provisions. There are no provisions of our Memorandum of Association and Articles of Association that would have an effect of delaying, deferring or preventing a change in our control and that would have operate only with respect to a merger, acquisition or corporate restructuring involving us.

     Disclosure of Share Ownership. There are no by-law provisions governing the ownership threshold above which shareholder ownership must be disclosed.

     Applicable Law. In connection with rights related to the above listed items, see “Description of Securities — Differences in Corporate Law” above for certain differences between the law of the British Virgin Islands and the United States.

     Changes in Capital. Requirements to effect changes in capital are not more stringent than is required by law.

TAXATION

     The following is a summary of anticipated material U.S. federal income and British Virgin Islands tax consequences of an investment in our common stock. The summary does not deal with all possible tax consequences relating to an investment in our common stock and does not purport to deal with the tax consequences applicable to all categories of investors, some of which, such as dealers in securities, insurance companies and tax-exempt entities, may be subject to special rules. In particular, the discussion does not address the tax consequences under state, local and other non-U.S. and non-British Virgin Islands tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in our common stock. The discussion below is based upon laws and relevant interpretations in effect as of the date of this prospectus, all of which are subject to change.

United States Federal Income Taxation

     The following discussion addresses only the material U.S. federal income tax consequences to a U.S. person, defined as a U.S. citizen or resident, a U.S. corporation, or an estate or trust subject to U.S. federal income tax on all of its income regardless of source, making an investment in the common stock. For taxable years beginning after December 31, 1996, a trust will be a U.S. person only if:

•	a court within the United States is able to exercise primary supervision over its administration; and

•	one or more United States persons have the authority to control all of its substantial decisions.

     In addition, the following discussion does not address the tax consequences to a person who holds or will hold, directly or indirectly, 10% or more of our common stock, which we refer to as a “10% Shareholder”. Non-U.S. persons and 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in our common stock.

     A U.S. investor receiving a distribution of our common stock will be required to include such distribution in gross income as a taxable dividend, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Any distributions in excess of our earnings and profits will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital, to the extent of the U.S. investor’s adjusted tax basis in our common stock, and then as gain from the sale or exchange of a capital asset, provided that our common stock constitutes a capital asset in the hands of the U.S. investor. U.S. corporate shareholders will not be entitled to any deduction for distributions received as dividends on our common stock.

     Gain or loss on the sale or exchange of our common stock will be treated as capital gain or loss if our common stock is held as a capital asset by the U.S. investor. Such capital gain or loss will be long-term capital gain or loss if the U.S. investor has held our common stock for more than one year at the time of the sale or exchange.

     A holder of common stock may be subject to “backup withholding” at the rate of 31% with respect to dividends paid on our common stock if the dividends are paid by a paying agent, broker or other intermediary in the United States or by a U.S. broker or certain United States-related brokers to the holder outside the United States. In addition, the proceeds of the sale, exchange or redemption of common stock may be subject to backup withholding, if such proceeds are paid by a paying agent, broker or other intermediary in the United States.

     Backup withholding may be avoided by the holder of common stock if such holder:

•	is a corporation or comes within other exempt categories; or

•	provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with the backup withholding rules.

     In addition, holders of common stock who are not U.S. persons are generally exempt from backup withholding, although they may be required to comply with certification and identification procedures in order to prove their exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that amount withheld is claimed as federal taxes withheld on the holder’s U.S. federal income tax return relating to the year in which the backup withholding occurred. A holder who is not otherwise required to file a U.S. income tax return must generally file a claim for refund or, in the case of non-U.S. holders, an income tax return in order to claim refunds of withheld amounts.

British Virgin Islands Taxation

     Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of common stock who is not a resident of BVI is exempt from BVI income tax on dividends paid with respect to the common stock and all holders of common stock are not liable for BVI income tax on gains realized during that year on sale or disposal of such shares; BVI does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

     There are no capital gains, gift or inheritance taxes levied by BVI on companies incorporated under the International Business Companies Act. In addition, the common stock is not subject to transfer taxes, stamp duties or similar charges.

     There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

PLAN OF DISTRIBUTION

     If the underwriter and any other soliciting broker-dealer solicit warrant exercises and have not been granted an exemption by the SEC, they will be prohibited from engaging in any market-making activities with respect to our securities for either two or nine business days, depending on the market price of the common stock, prior to any solicitation activity for the exercise of warrants until the later of the termination of such solicitation activity or the termination of any right to receive a fee for the exercise of warrants following such solicitation. As a result, the underwriter or any other soliciting broker-dealer may be unable to provide a market for our securities, should they desire to do so, during certain periods while the warrants are exercisable.

LEGAL MATTERS

     Certain legal matters have been passed upon for us as to U.S. law by Andrew N. Bernstein, P.C., Greenwood Village, Colorado. Andrew N. Bernstein, Esq., the sole shareholder of Andrew N. Bernstein, P.C., owns options to acquire 100,000 shares of our common stock at $2.00 per share at any time until April 30, 2008. The validity of our shares of common stock and our warrants offered by this prospectus and certain other legal matters have been passed on for us by Harney Westwood & Riegels as to British Virgin Islands law.

EXPERTS

     Our audited consolidated financial statements as of April 30, 2001 and 2002 and December 31, 2002 and 2003 and for each of the years in the two-year period ended April 30, 2002, the eight months ended December 31, 2002 and the year ended December 31, 2003 included in this prospectus have been audited by Moores Rowland Mazars, Hong Kong, independent auditors, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act covering the warrants, the underwriter warrants and the underlying shares of common stock being offered. This prospectus does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission.

     We are subject to the informational requirements of the Exchange Act as they apply to a foreign private issuer and are required to file reports and other information with the Commission. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements and annual reports to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions set forth in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     Any reports we file, including the registration statement, including all exhibits, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at the Woolworth Building at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60601 upon payment of prescribed rates.

LJ INTERNATIONAL INC.

Report of Independent Auditors

To The Shareholders and The Board of Directors of
LJ International Inc.

     We have audited the accompanying consolidated balance sheets of LJ International Inc. and its subsidiaries as of December 31, 2003, December 31, 2002 and April 30, 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2003, for the eight-month period ended December 31, 2002 and for each of the years in the two-year period ended April 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LJ International Inc. and its subsidiaries as of December 31, 2003, December 31, 2002 and April 30, 2002, and the consolidated results of their operations and their cash flows for the year ended December 31, 2003, for the eight-month period ended December 31, 2002 and for each of the years in the two-year period ended April 30, 2002, in conformity with generally accepted accounting principles in the United States of America.

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants, Hong Kong

Dated: March 30, 2004

LJ INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

			Year ended	8 months ended	Year ended	Year ended
			December 31,	December 31,	April 30,	April 30,
	Notes		2003	2002	2002	2001
			US$	US$	US$	US$
Operating revenue	2	(c)	58,167	31,809	39,240	46,285
Costs of goods sold			(44,947)	(22,820)	(35,731)	(31,540)

Gross profit			13,220	8,989	3,509	14,745
Operating expenses
Selling, general and administrative expenses			(9,133)	(6,433)	(8,963)	(9,398)
Unrealized gain (loss) on derivatives			(162)	(435)	(660)	44
Depreciation			(1,184)	(863)	(1,031)	(808)
Impairment on property, plant and equipment			(84)	(108)	(345)	—
Amortization and impairment loss on goodwill	8		(200)	(400)	(242)	(27)

Operating income (loss)			2,457	750	(7,732)	4,556
Other revenue and expense
Other revenues	2	(c)	453	205	352	570
Interest expenses			(753)	(441)	(652)	(1,780)
Impairment loss on investment securities	9		—	(200)	—	—

Income (loss) before income taxes and minority interests			2,157	314	(8,032)	3,346
Income taxes credit (expense)	11		(352)	(101)	101	(211)

Income (Loss) before minority interests			1,805	213	(7,931)	3,135
Minority interests in consolidated subsidiaries			8	120	30	—

Net income (loss)			1,813	333	(7,901)	3,135

Numerator:
Net income (loss) used in computing basic earnings (loss) per share			1,813	333	(7,901)	3,135
Interest on 3% convertible debentures			—	—	—	16

Adjusted net income (loss) used in computing diluted earnings (loss) per share			1,813	333	(7,901)	3,151

Denominator:
Weighted average number of shares used in calculating basic earnings (loss) per share			8,757,266	8,492,851	8,671,615	8,567,366
Effect of dilutive potential ordinary shares:
3% convertible debentures			—	—	—	48,753
Warrants			183,151	—	7	—
Stock options			765,267	—	106,759	731

Weighted average number of shares used in calculating diluted earnings (loss) per share			9,705,684	8,492,851	8,778,381	8,616,850

Earnings (loss) per share:
Basic	2	(g)	0.21	0.04	(0.91)	0.37

Diluted	2	(g)	0.19	0.04	(0.91)	0.37

The accompanying notes are an integral part of these financial statements.

LJ INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

			As of	As of	As of
			December 31,	December 31,	April 30,
	Notes		2003	2002	2002
			US$	US$	US$
ASSETS
Current asset
Cash and cash equivalents			2,722	997	722
Restricted cash			5,931	6,358	5,643
Trade receivables, net of allowance for doubtful accounts (December 31, 2003:
US$159; December 31, 2002: US$280; April 30, 2002: US$225)			15,243	10,962	8,575
Derivative contracts			651	—	—
Inventories	5		21,487	17,932	15,802
Prepayments and other current assets			3,726	1,233	1,203

Total current assets			49,760	37,482	31,945
Properties held for lease, net	6		1,506	1,561	1,616
Property, plant and equipment, net	7		4,931	5,153	4,635
Due from related parties	16	(b)	508	511	521
Goodwill, net	8		1,521	1,721	2,121
Investment securities, net	9		2,460	2,460	2,685

Total assets			60,686	48,888	43,523

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdrafts	10		1,312	3,107	2,607
Notes payable	10		1,516	1,073	282
Capitalized lease obligation, current portion	12		18	23	46
Letters of credit, gold and others	10		16,737	12,259	11,549
Embedded derivative			1,430	739	356
Trade payables			8,417	6,620	3,310
Accrued expenses and other payables			2,864	1,696	1,677
Income taxes payable			326	69	3
Deferred taxation			87	—	—

Total current liabilities			32,707	25,586	19,830
Capitalized lease obligation, non-current	12		77	—	8

Total liabilities			32,784	25,586	19,838

Minority interest			—	8	128

Commitments and contingencies	12

Shareholders’ equity
Common stocks, par value US$0.01 each, Authorized - 100 million shares, Issued - 9,890,006 shares as of December 31, 2003; 8,671,615 shares as of December 31, 2002 and April 30, 2002	13		99	87	87
Additional paid-in capital			19,802	17,410	17,464
Treasury stock	13	(d)	—	(391)	—
Accumulated other comprehensive loss			(151)	(151)	—
Retained earnings			8,152	6,339	6,006

Total shareholders’ equity			27,902	23,294	23,557

Total liabilities and shareholders’ equity			60,686	48,888	43,523

The accompanying notes are an integral part of these financial statements.

LJ INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Amounts in thousands, except share and per share data)

			Common stock		Additional	Treasury stock		Accumulated other
			Number	Par	Paid-in	Number		comprehensive	Retained
	Notes		of shares	value	Capital	of shares	Cost	loss	earnings	Total
				US$	US$		US$	US$	US$	US$
Balance as of April 30, 2000			7,438,058	75	13,892	—	—	—	10,772	24,739
Comprehensive income:
Net income			—	—	—	—	—	—	3,135	3,135
Issuance of common stock on conversion of convertible debentures	13	(c)	1,233,557	12	3,004	—	—	—	—	3,016
Interest expense arising on beneficial conversion features of convertible debentures	2	(t)	—	—	5	—	—	—	—	5
Compensation costs for stock-based transactions	15	(b)	—	—	266	—	—	—	—	266

Balance as of April 30, 2001			8,671,615	87	17,167	—	—	—	13,907	31,161
Comprehensive loss:
Net loss			—	—	—	—	—	—	(7,901)	(7,901)
Compensation costs for stock-based transactions	15	(b)	—	—	297	—	—	—	—	297

Balance as of April 30, 2002			8,671,615	87	17,464	—	—	—	6,006	23,557
Comprehensive income:
Net income			—	—	—	—	—	—	333	333
Translation adjustment			—	—	—	—	—	(151)	—	(151)

Total comprehensive income										182

Reversal of cancelled warrants			—	—	(54)	—	—	—	—	(54)
Purchase of treasury stock	13	(d)	—	—	—	(318,200)	(391)	—	—	(391)

Balance as of December 31, 2002			8,671,615	87	17,410	(318,200)	(391)	(151)	6,339	23,294
Comprehensive income:
Net income			—	—	—	—	—	—	1,813	1,813
Issuance of common stock upon exercise of stock options	15	(a)	1,122,500	11	2,234	—	—	—	—	2,245
Issuance of common stock upon exercise of warrants	15	(b)(vi)	95,891	1	(1)	—	—	—	—	—
Compensation costs for stock-based transactions	15	(b)	—	—	9	—	—	—	—	9
Sales of treasury stock	13	(d)	—	—	150	318,200	391	—	—	541

Balance as of December 31, 2003			9,890,006	99	19,802	—	—	(151)	8,152	27,902

The accompanying notes are an integral part of these financial statements.

LJ INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands, except share and per share data)

			Year ended	8 months ended	Year ended	Year ended
			December 31,	December 31,	April 30,	April 30,
	Notes		2003	2002	2002	2001
			US$	US$	US$	US$
Cash flows from operating activities:
Net income (loss)			1,813	333	(7,901)	3,135
Adjustments to reconcile income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment			1,184	863	1,031	808
Impairment loss on property, plant and equipment			84	108	345	—
Amortization and impairment loss on goodwill			200	400	242	27
Impairment loss on investment securities			—	200	—	—
Unrealized (gain) loss on derivatives			162	435	660	(44)
Loss on disposal and write-off of property, plant and equipment			2	—	214	10
Allowance for doubtful debts			5	61	82	(119)
Write-down of inventories			—	—	5,710	—
Minority interests			(8)	(120)	(30)	—
Interest expense arising on beneficial conversion features of convertible debentures			—	—	—	874
Amortization of financial consulting fee paid to the representative in the public offering			—	—	—	18
Costs associated with stock-based transactions			9	(54)	297	266
Amortization of discount on convertible debentures			—	—	—	38
Changes in operating assets and liabilities:
Trade receivables			(4,286)	(2,448)	(1,873)	(1,022)
Inventories			(3,555)	(2,130)	(647)	(1,619)
Prepayments and other current assets			(2,493)	(30)	830	905
Due from related parties			3	10	—	(950)
Trade payables			1,797	3,310	(120)	(196)
Accrued expenses and other payables			1,168	19	(1,101)	378
Due to a director			—	—	(247)	246
Letters of credit and others			5,060	2,351	2,069	693
Income taxes payable and deferred taxation			344	66	(314)	259

Net cash provided by (used in) operating activities			1,489	3,374	(753)	3,707

Cash flows from investing activities:
Change in restricted cash			427	(715)	(328)	(1,952)
Advance to related parties			—	—	(5,442)	—
Purchase of investment securities			—	—	—	(3,284)
Purchase of property, plant and equipment			(897)	(1,556)	(420)	(832)
Purchase of subsidiary	3		—	—	(2,381)	—
Proceeds on disposals of property, plant and equipment			2	64	12	10
Repayment from related parties			—	—	6,311	—

Net cash used in investing activities			(468)	(2,207)	(2,248)	(6,058)

Cash flows from financing activities:
Change in bank overdrafts			(1,795)	500	(655)	2,441
Proceeds from issuance of shares upon exercise of stock options			2,245	—	—	—
Loans acquired			1,516	1,695	3,190	564
Repayment of loans			(1,777)	(2,597)	(490)	(538)
Repayment of capitalized lease obligation			(26)	(31)	(28)	(77)
Sale (Purchase) of treasury stock			541	(391)	—	—

Net cash provided by (used in) financing activities			704	(824)	2,017	2,390

Effect of foreign exchange rate change			—	(68)	—	—

Net increase (decrease) in cash and cash equivalents			1,725	275	(984)	39
Cash and cash equivalents, as of beginning of period			997	722	1,706	1,667

Cash and cash equivalents, as of end of period			2,722	997	722	1,706

Supplemental disclosure information:
Interest expense			728	424	638	861
Income taxes paid (refunded)			9	31	212	(47)

Non-cash transactions:
Conversion of convertible debentures	13	(c)	—	—	—	3,016
Purchase of property, plant and equipment under capitalized lease			98	—	—	—

The accompanying notes are an integral part of these financial statements.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

1.	NATURE OF BUSINESS AND BASIS OF FINANCIAL STATEMENTS

LJ International Inc. (LJI) and its subsidiaries (collectively referred as the Company) are principally involved in the design, manufacture, marketing and sale of precious and semi-precious gemstones as well as diamond jewelry. While the Company is based in Hong Kong, its manufacturing operations are in the People’s Republic of China (PRC) and most of its sales are currently in the United States of America (US). The Company also owns certain commercial and residential properties located in Hong Kong, which are held primarily for investment purposes.

The Company changed to a calendar-year basis of reporting financial results effective May 1, 2002. As a requirement of the change in fiscal year, the Company is reporting consolidated results of operations and cash flows for a special transition period for the eight months ended December 31, 2002. The comparative consolidated balance sheets are as of December 31, 2002 and April 30, 2002.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of accounting

The financial statements are prepared in accordance with generally accepted accounting principles in the US. The measurement basis used in the preparation of the financial statements is historical cost.

(b)	Principles of consolidation and goodwill

The consolidated financial statements include the financial information of LJI and its subsidiaries. The results of subsidiaries acquired or disposed of during the year/period are consolidated from or to their effective dates of acquisition or disposal respectively. All material intercompany balances and transactions have been eliminated on consolidation.

Goodwill represents the excess of cost over fair value of acquired net assets. Prior to May 1, 2002, goodwill arising on acquisition of subsidiaries had been amortized on a straight-line basis over 10 years. Following the adoption of Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets”, issued by the Financial Accounting Standard Board (FASB), goodwill is no longer amortized but subject to annual impairment tests. As part of an ongoing review of the valuation and amortization of goodwill, management assesses the carrying value of the Company’s goodwill to determine if changes in facts and circumstances suggest that they may be impaired. If this review indicates that the goodwill is not recoverable, as determined by a discounted cash flow analysis over the remaining amortization period, the carrying value of the Company’s goodwill would be reduced to its estimated fair value.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(c)	Revenue recognition

Operating revenue represents sale of goods at invoiced value to customers, net of returns and discounts, and is recognized when goods are delivered and title has passed to customers.

Other revenue is recognized on the following basis:

(i)	Interest income is accrued on a time proportion basis on the principal outstanding and at the interest rate applicable; and

(ii)	Rental income from investment properties under operating leases is recognized in the period in which the properties are let out and on the straight-line basis over the lease terms.

(d)	Sales return reserve

The Company has allowed sales returns and its sales generally include specified return policy for certain customers. The Company reserves for sales returns as a reduction of revenue at the time the operating revenue is recognized based on historical sales return experience.

(e)	Shipping and handling costs

The shipping and handling costs are included in costs of goods sold. The amounts of revenue received for shipping and handling are included in operating revenue.

(f)	Advertising and promotion costs

Advertising and promotion expenses are generally expensed when incurred. Advertising costs included in costs of goods sold were US$871, US$316, US$455 and US$217 for the year ended December 31, 2003, for the eight months ended December 31, 2002, for the years ended April 30, 2002 and 2001 respectively.

(g)	Earnings (loss) per share

The calculation of basic earnings (loss) per share is based on net income (loss) for the year/period attributable to shareholders and on the weighted average number of ordinary shares outstanding during the year/period.

The calculation of diluted earnings (loss) per share is based on net income (loss) for the year/period attributable to shareholders and on the weighted average number of ordinary shares outstanding during the year/period, adjusted for the effects of all dilutive potential ordinary shares. The dilutive effect of convertible securities is reflected in diluted earnings (loss) per share by application of the if-converted method.

(h)	Fair value of financial instruments

The financial instruments used by the Company in the normal course of business, including cash and cash equivalents, trade receivables, trade payables, notes payable and letter of credit, gold and other loans, have fair values which approximate their recorded value as the financial instruments are either short term in nature or carry interest rate that approximate market rates.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(i)	Accounts receivable

Accounts receivable are stated at the amount billed to customers, net of discounts. The Company provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. No interest is chargeable to customers for accounts that are unpaid after the due date. Accounts past due more than one year are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

(j)	Inventories

Inventories are stated at the lower of cost and market. Cost, which comprises all costs of purchase and, where applicable, costs of conversion and other costs that have been incurred in bringing the inventories to their present location and condition, is calculated using the first-in, first-out method. Estimated losses on inventories represent reserves for obsolescence, excess quantities, irregulars and slow moving inventory. The Company estimates the loss/write-down on the basis of its assessment of the inventory’s net realizable value based upon current market conditions and historical experience.

(k)	Properties held for lease

Properties held for lease are carried at cost, less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the assets. Rental income from these properties is recorded on a monthly basis in accordance with the lease terms.

(l)	Property, plant and equipment (PPE) and depreciation

PPE are stated at cost, less accumulated depreciation and accumulated impairment loss, and include expenditure that substantially increase the useful lives of existing assets. Maintenance and repairs are charged to current operations as incurred. Upon sale, retirement, or other disposition of these assets, the cost and related accumulated depreciation and accumulated impairment loss are removed from the respective accounts, and any gain or loss is included in the consolidated statement of operations.

Depreciation is provided by using the straight-line method over the estimated useful lives of the related assets at the following annual rates:

Leasehold land and buildings	2% or over the unexpired term of leases
Leasehold improvement	shorter of 10% or the unexpired term of leases
Furniture, fixtures and equipment	20% to 50%
Plant and machinery	10%
Motor vehicles	20%

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Impairment of long-lived assets

Long-lived assets are reviewed at least annually for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, impairment is measured at the difference between the carrying amount and fair value of the asset. Goodwill will not be allocated to long-lived assets, when tested for impairment.

(n)	Investment securities

Investment in non-marketable securities held for an identified long term purpose are stated at cost and subject to impairment review at each reporting date to reflect any diminution in their value, which is expected to be other than temporary. The amount of impairment is recognized as an expense in the period in which the decline occurs.

(o)	Gold loans and embedded derivative

Gold loans are commodity-indexed debts with an embedded derivative. The loan is recorded at its original amount and adjusted for additional borrowings and repayments. The embedded derivative component was valued at fair value, considering the market price of gold, volatility of gold and the time value of money. Any changes in fair value of embedded derivative are included in the consolidated statement of operations and an asset or liability representing the value of the embedded derivative portion.

(p)	Derivatives

The Company enters into derivative contracts to hedge the future settlement of gold loans in order to mitigate the risk of market price fluctuations. They consist of contracts that are used to hedge against changes in the fair value of gold price when the Company settles the gold loans.

The derivative contracts and the embedded derivative are valued at fair value. Changes in fair value of derivative contracts are included in the consolidated statement of operations, net of changes in fair value of embedded derivative set out in note 2(o).

(q)	Stock-based compensation

The Company records compensation expense for stock-based employee compensation plans using the intrinsic value method in which compensation expense, if any, is measured as the excess of the market price of the stock over the exercise price of the award on the measurement date.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q)	Stock-based compensation (Continued)

At December 31, 2003, the Company has two stock-based employee compensation plans, details of which are set out in note 15(a). As the exercise price of the Company’s incentive stock options is same as or higher than the market price of the underlying stock on the date of grant, pursuant to APB Opinion No. 25, no compensation expense has been recognized for stock options granted to employees for each of the periods presented. Had compensation expense for the same stock options been determined based on the fair value at the date of grant and been amortized over the period from the date of grant to the date that the award is vested, consistent with the provisions of SFAS No. 123, the Company’s net income and earnings per share would have been reported as follows:

	Year ended	8 months ended	Year ended
	December 31,	December 31,	April 30,
	2003	2002	2001
	US$	US$	US$
Net income, as reported	1,813	333	3,135
Total stock-based employee compensation expenses determined under fair value based method for all awards, net of tax	(160)	—	(2,027)

Pro forma net income	1,653	333	1,108

	Year ended	8 months ended	Year ended
	December 31,	December 31,	April 30,
	2003	2002	2001
	US$	US$	US$
Earnings per share:
Basic, as reported	0.21	0.04	0.37

Basic, pro forma	0.19	0.04	0.13

Diluted, as reported	0.19	0.04	0.37

Diluted, pro forma	0.17	0.04	0.13

There were no stock options granted to employees during the year ended April 30, 2002 and accordingly no pro forma net loss and loss per share for the same year is presented.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(q)	Stock-based compensation (Continued)

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended	8 months ended	Year ended
	December 31,	December 31,	April 30,
	2003	2002	2001
Expected dividend yield	—	—	—
Expected stock price volatility	9%	7%	22%
Risk-free interest rate	3.56%	4.47%	5.34%
Expected life of options	3 years	3 years	3 years

The weighted average fair value per option granted during the year ended December 31, 2003, the eight months ended December 31, 2002 and for the year ended 30 April, 2001 was US$0.14, US$Nil and US$0.45 respectively.

(r)	Income taxes

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

(s)	Foreign currencies

LJI’s functional currency is United States dollars. The functional currencies of foreign subsidiaries are their respective local currencies. The assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at the balance sheet date, with related transaction gains or losses reported as a separate component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in the consolidated statement of operations.

(t)	Discount on and beneficial conversion features of convertible debentures

The proceeds from issuance of convertible debenture with detachable warrants are allocated between the warrant and the convertible debenture based on their fair values at time of issuance. The difference between the proceeds allocated to the debentures and the face value of the debenture is recorded as discount or premium. The discount or premium is amortized over the life of the debenture, using the interest method, to the consolidated statement of operations. The amount of discount on convertible debentures amortized for the year ended April 30, 2001 was US$38.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(t)	Discount on and beneficial conversion features of convertible debentures (Continued)

The embedded beneficial conversion feature associated with the issue of a convertible debt security is recognized and measured by an amount equal to the intrinsic value of that feature reflected as a discount from the convertible debentures with a corresponding credit to additional paid-in capital. That amount is calculated at the commitment date (i.e. issue date of the convertible debentures) as the difference between the conversion price and the fair value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. The intrinsic value of the beneficial conversion feature is amortized to the consolidated statement of operations over the life of the convertible debentures. The beneficial conversion feature charged to income as interest expense amounted to US$874 for the year ended April 30, 2001.

(u)	Treasury Stock

The Company applies the cost method of accounting for treasury stock. The cost method requires the Company to record the cost of acquiring treasury stock as a deduction from the total capital. The treasury stock account is debited for the cost of the shares acquired and will be credited upon reissuance at cost on a first-in-first-out basis. If the treasury stock is reissued at a price in excess of acquisition cost, the excess will be credited to additional paid-in capital in excess of par value from treasury stock. If the treasury stock is reissued at less than acquisition cost, the deficiency will be treated first as a reduction of any capital in excess of par related to previous reissuances or retirements. If the balance in capital in excess of par value from treasury stock is insufficient to absorb the deficiency, the remainder is recorded as a reduction of retained earnings.

(v)	Cash equivalents

The Company considers all short-term, highly liquid investments with maturities of three months or less to be cash equivalents.

(w)	Uses of estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual amounts could differ from those estimates.

(x)	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(y)	Dividend

The Directors of the Company have never declared or paid any cash dividends on the Company’s capital stock and do not anticipate paying cash dividends in the foreseeable future. The ability to pay dividends depends upon receipt of dividends or other payments from subsidiaries and other holdings and investments. In addition, the operating subsidiaries from time to time may be subject to restrictions on their ability to make distributions to the Company, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into US dollars or other currencies and other regulatory restrictions. Currently, none of the subsidiaries has such restriction during the periods presented except for the covenants as set out in note 10 to the financial statements.

(z)	New accounting pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group (“DIG”) process that effectively required amendments to SFAS No. 133, and decisions made in connection with other FASB projects dealing with financial instruments and in connection with implementation issues raised in relation to the application of the definition of a derivative and characteristics of a derivative that contains financing components. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flow. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company believes that SFAS 149 will not have significant impact on the Company’s financial statements.

In May 2003, the FASB issued FASB No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement is effective for financial instruments entered into or modified after May 31, 2003. This Statement provides guidance for determining the classification of and accounting for certain financial instruments that embody obligations of the issuing entity. The Company considered that adoption of SFAS No. 150 does not have significant impact on its financial statements.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

3.	ACQUISITIONS

During the year ended April 30, 2001, the Company acquired 12,000,000 common stocks (16.8% equity interest) of iBBC Inc., a company engaged in marketing jewelry from its display cases in retail shops, for the consideration of US$600. For further expansion through vertical integration and the development of distribution channel, the Company further acquired 49,200,000 common stocks (68.8% equity interest) of iBBC Inc. from entities controlled by a director for a consideration of US$2,460 on March 21, 2002. The objective of the acquisition was to acquire the know-how of interactive showcase as well as the established distribution retail network in the US and therefore increase shareholders’ value.

Details of the identifiable assets and liabilities acquired at the date of acquisition are as follows:

iBBC Inc.
2002
US$
Net assets acquired:
Property, plant and equipment	1,056
Trade receivables	6
Inventories	43
Other receivables	160
Cash and cash equivalents	79
Trade payables	(133)
Accrued expenses and other payables	(115)

1,096
Minority interests	(157)
Goodwill arising from acquisition	2,121

Total purchase consideration	3,060

Satisfied by cash paid in the financial year:
2001	600
2002	2,460

3,060

None of the amount of goodwill is expected to be deductible for tax purposes.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

3.	ACQUISITIONS (CONTINUED)

The Company’s consolidated results of operations have incorporated iBBC Inc.’s activity on a consolidated basis from the date of acquisition, which was March 21, 2002. The following unaudited consolidated results of operations reflect pro forma results of operations for each of the years in the three-year period ended April 30, 2002, as if the acquisition had occurred on May 1, 1999, and after giving effect to purchase accounting adjustments. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on May 1, 1999 and may not be indicative of future operating results.

		Year ended

	April 30, 2002	April 30, 2001	April 30, 2000
	US$	US$	US$
Pro forma:
Operating revenue	39,296	46,285	38,926

Net income (loss)	(9,900)	2,264	3,839

Earnings (loss) per share:
Basic	(1.14)	0.26	0.58

Diluted	(1.14)	0.26	0.56

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

4.	OPERATING RISKS

(a)	Concentrations of credit risks

Details of major customers from which the Company derived operating revenue are shown in note 17(b).

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when there are similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The major concentration of credit risk arises from the Company’s receivables. Even though the Company does have major customers, it does not consider itself be exposed to significant credit risk with regards to collection of the related receivables. Historical losses have not been significant.

(b)	Country risks

The Company may also be exposed to certain risks as a result of its manufacturing operation being located in the PRC and its investment properties in Hong Kong which are not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company’s management believe these risks not to be significant. There can be no assurance, however, that changes in political, social and other conditions will not result in any adverse impact.

(c)	Cash and time deposits

The Company maintains its cash balances and investments in time deposits with various banks and financial institutions. In common with local practice, such amounts are not insured or otherwise protected should the financial institutions be unable to meet their liabilities. There has been no history of credit losses.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

5.	INVENTORIES

Inventories consisted of the following:

	As of	As of	As of
	December 31,	December 31,	April 30,
	2003	2002	2002
	US$	US$	US$
Raw materials	14,774	12,892	10,691
Work-in-progress	742	341	533
Finished goods	5,971	4,699	4,578

	21,487	17,932	15,802

Included in the inventories as of April 30, 2002 above are certain gemstones (raw materials) and fine jewelry (finished goods) at a carrying value of US$6,762, which represent management’s estimate of its net realizable value. Such inventories were intended to be used or reused exclusively for the production of fine jewelry, in particular to meet orders in relation to special programs in previous years. Because of uncertain economic conditions, the demand for fine jewelry dropped dramatically in the year ended April 30, 2002 and was expected to remain that way in foreseeable future. As a result, gemstones built up which were intended to meet orders in relation to special programs were stated at net realizable value when the orders did not materialize. Slow moving fine jewelry inventories were stated at net realizable value based on forecasts for close-out sales in the ensuing years. The effect of such estimate has resulted in a write-down of inventories amounting to US$5,710 being recognized in costs of goods sold for the year ended April 30, 2002. The Company has adopted the same basis for the valuation of inventories in the accounting periods since May 1, 2002.

6.	PROPERTIES HELD FOR LEASE, NET

The Company owns leasehold land and buildings in Hong Kong and leases them out for lease terms of 2 years. Properties held for lease consists of the following:

	As of	As of	As of
	December 31,	December 31,	April 30,
	2003	2002	2002
	US$	US$	US$
Leasehold land and buildings	2,037	2,037	2,055
Less: Accumulated depreciation	(531)	(476)	(439)

	1,506	1,561	1,616

The Company pledged all properties held for lease as collateral for general banking facilities granted to the Company as of December 31, 2003, December 31, 2002 and April 30, 2002 (see note 10).

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

6.	PROPERTIES HELD FOR LEASE, NET (CONTINUED)

The future aggregate minimum rental receivables under non-cancellable operating leases are as follows:

As of
December 31,
2003
US$
2004	87
2005	34

121

7.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following:

	As of	As of	As of
	December 31,	December 31,	April 30,
	2003	2002	2002
	US$	US$	US$
Leasehold land and buildings	1,995	1,665	953
Leasehold improvement	2,839	2,650	2,513
Furniture, fixtures and equipment	3,475	3,246	2,904
Plant and machinery	2,442	2,349	2,152
Motor vehicles	455	322	313

	11,206	10,232	8,835
Less: Accumulated depreciation and impairment losses	(6,275)	(5,079)	(4,200)

	4,931	5,153	4,635

The Company pledged leasehold land and buildings with net book values of US$1,232, US$898 and US$583 as of December 31, 2003, December 31, 2002 and April 30, 2002 respectively as collateral for general banking facilities granted to the Company (see note 10).

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

8.	GOODWILL, NET

Following the adoption of SFAS No. 142, the Company discontinued amortization of goodwill effective May 1, 2002. As of December 31, 2003, goodwill is attributed to the acquisition of a jewelry retail company in 2002 (see note 3).

	Year ended	8 Months ended	Year ended
	December 31,	December 31,	April 30,
	2003	2002	2002
	US$	US$	US$
Carrying value, beginning of year/period	1,721	2,121	242
Goodwill acquired	—	—	2,121
Amortization	—	—	(27)
Impairment loss	(200)	(400)	(215)

Carrying value, end of year/period	1,521	1,721	2,121

The Company conducts annual impairment tests. The testing included the determination of each reporting unit’s fair value using the market multiples and discount cash flow analysis. The Company’s reduced earnings and cash flow forecast, primarily due to the prolonged downturn in the economy, uncertain demand, and competitive industry conditions, resulted in the Company determining that a goodwill impairment charge of US$200 was necessary. The accumulated amortization and impairment losses were US$869, US$669 and US$269 as of December 31, 2003, December 31, 2002 and April 30, 2002 respectively.

9.	INVESTMENT SECURITIES, NET

	As of	As of	As of
	December 31,	December 31,	April 30,
	2003	2002	2002
	US$	US$	US$
Equity securities at cost, unlisted	2,660	2,660	2,685
Less: Accumulated impairment losses	(200)	(200)	—

	2,460	2,460	2,685

During the year ended April 30, 2001, the Company acquired 20% equity interests in a company whose principal activities are the manufacturing and trading of rough and pre-formed gemstones, of which the Company had no significant control and influence over its operating and financial policies.

The directors of the Company consider such acquisition would enhance the Company by forward and backward vertical integration.

No impairment loss was recognized for the year ended December 31, 2003, April 30, 2002 and 2001. The amount of impairment loss charged to the consolidated statement of operations for the eight months ended December 31, 2002 was US$200.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

10.	BANKING FACILITIES AND OTHER LOANS

			As of	As of	As of
			December 31,	December 31,	April 30,
	Note		2003	2002	2002
			US$	US$	US$
Bank overdrafts	(a	)	1,312	3,107	2,607

Notes payable:
Current portion	(b	)	1,516	1,073	282

Letters of credit, gold and others:
Letters of credit and others	(a	)	13,619	8,559	6,208
Gold loan	(c	)	3,118	3,700	5,341

			16,737	12,259	11,549

The Company ‘s banking facilities are collateralized by leasehold land and buildings (see notes 6 and 7), restricted cash deposits, factored receivables, and personal guarantees of and properties owed by a director (see note 16(b)).

The material provisions of indentures relating to the Company’s various banking facility agreements contain covenants pertaining to (i) maintenance of the net worths of LJI and one of its subsidiaries amounting to US$16,000 and US$4,487 respectively; and (ii) cross-default provisions in the event of default in aggregate of at least US$10,000 under separate loan facilities. In the event of default, the bank would at its discretion to cancel the facilities and demand immediate repayment of all principal, interest, fees and other amount outstanding. As of December 31, 2003, both LJI and the subsidiary maintained the minimum net worth requirement, and the Company did not breach any cross-default provision.

(a)	As of December 31, 2003, the Company had various revolving bank facilities of overdrafts, letters of credit and factoring facilities granted by banks, amounting to US$3,397, US$10,461 and US$8,364 respectively.

The bank overdrafts are denominated in Hong Kong dollars, bear interest at the floating commercial bank lending rates in Hong Kong, which ranged from 5.5% to 6% per annum as of December 31, 2003.

The factoring facilities granted are limited to the extent of accounts receivable collateralized to the banks.

Under the banking facilities arrangements, the Company is required to maintain certain cash balances based on the amount of facilities granted. These balances are reflected as restricted cash in the balance sheet.

(b)	The Company also had term loans classified under notes payable which are related to the Company’s leasehold land and buildings. These loans aggregated to US$1,516 as of December 31, 2003. The expected maturities of these notes payable are within one year. Interest charges on these loans range from 2.7% to 8% per annum as of December 31, 2003.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

10.	BANKING FACILITIES AND OTHER LOANS (CONTINUED)

(c)	The Company had outstanding loans to purchase 10.9 oz of gold as of December 31, 2003 with the related balances being US$3,118. These loans are due within the following year, however, have been historically renewed. These loans bear interest at 1.6% to 2.4% per annum as of December 31, 2003 and can be repaid in cash at the current exchange rate of gold any time prior to maturity.

11.	INCOME TAXES

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which it is domiciled and operated. Income tax credit (expense) comprises of the following:

	Year ended	8 months ended	Year ended	Year ended
	December 31,	December 31,	April 30,	April 30,
	2003	2002	2002	2001
	US$	US$	US$	US$
Current taxes arising in foreign subsidiaries:
For the year/period	(357)	(101)	(2)	(238)
Over provision in prior years	92	—	103	27

Total current tax	(265)	(101)	101	(211)
Deferred taxes arising in foreign subsidiaries:
For the year/period	(87)	—	—	—

Income taxes credit (expense)	(352)	(101)	101	(211)

Reconciliation to the expected statutory tax rate in Hong Kong of 17.5% (2002: 16% and 2001: 16%) is as follows:

	Year ended	8 months ended	Year ended	Year ended
	December 31,	December 31,	April 30,	April 30,
	2003	2002	2002	2001
	%	%	%	%
Statutory rate	17.5	16.0	(16.0)	16.0
Tax effect of net operating losses	20.0	106.2	6.7	6.1
Non taxable profits, net	(25.8)	(147.9)	—	(17.7)
Impairment loss on goodwill and investment securities	1.6	30.6	—	—
Others	3.0	27.3	8.0	1.9

Effective rate	16.3	32.2	(1.3)	6.3

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

11.	INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of	As of	As of
	December 31,	December 31,	April 30,
	2003	2002	2002
	US$	US$	US$
Deferred tax assets:
Net operating loss	2,595	1,789	1,128
Depreciation	103	47	—
Start up costs	22	32	—

	2,720	1,868	1,128
Valuation allowance	(2,658)	(1,868)	(1,128)

Total deferred tax assets	62	—	—

Deferred tax liabilities:
Accelerated tax allowance	(149)	—	—

Net deferred tax liabilities	(87)	—	—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Based on the history of the Company’s profitability, management believes that it is more likely than not that the Company will realize the benefits of the deferred tax assets of US$62, net of valuation allowances as of December 31, 2003.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

12.	COMMITMENTS AND CONTINGENCIES

(a)	Commitments

The Company leases certain of its office and factory premises under various operating leases. Rent expenses under these leases totalled approximately US$657, US$430, US$599 and US$552 for the year ended December 31, 2003, for the eight months ended December 31, 2002, for the years ended April 30, 2002 and 2001 respectively.

Future minimum rental payments under capitalized leases and non-cancelable operating leases are approximately as follows:

	As of December 31, 2003
	Capitalized leases	Operating leases
	US$	US$
2004	22	310
2005	22	125
2006	22	158
2007	22	130
2008	20	85
Thereafter	—	—

Total future minimum lease payments	108	808
Less: amount representing interest	(13)

	95

As of December 31, 2003, the Company had capital expenditure commitments of US$126.

(b)	Contingencies

As of December 31, 2003, December 31, 2002 and April 30, 2002, the Company provided guarantee in respect of bank mortgage loans granted to a director, Mr. Yih Yu Chuan to the extent of US$370, US$437 and US$672 respectively.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

13.	COMMON STOCK, WARRANTS AND CONVERTIBLE DEBENTURES

(a)	In the Initial Public Offering, the Company has issued 1,679,000 warrants (including 219,000 over-allotment warrants). Each warrant entitles the holders to purchase one share of common stock at a price of US$5.75 per share for a period of five years from the effective date of the offering on April 15, 1998. The Company has received all proceeds from the issue totalling US$210 and was recorded in the Company’s additional paid-in capital. On December 5, 2002, the Company announced a two-year extension for these 1,679,000 warrants to April 15, 2005.

(b)	In addition to note 13(a) above, the representative of the Initial Public Offering received warrants to purchase 146,000 shares of common stock at US$8.25 per share and options to purchase 146,000 warrants, each of which also entitles the holder to purchase one share of common stock at US$8.25 per share, at US$0.20625 per warrant. The warrants are exercisable from April 15, 1998 and have been extended by two years to April 15, 2005. The options are exercisable from April 15, 1998 and expired on April 15, 2003.

(c)	On October 29, 1999, the Company entered into a Securities Purchase Agreement with an accredited investor pursuant to which the Company agreed to issue and the investor agreed to purchase up to US$10,500 of 3% Convertible Debentures, as well as common stock purchase warrants. The Debenture is convertible into the shares of the Company’s common stock, with an exercise price at the lesser of Fixed Conversion Price or the Variable Conversion Price. The Fixed Conversion Price is the greater of US$5.00 per share or 125% of the average closing bid price of the common stock for the 15 trading days ending on the trading day immediately before the respective Closing Dates. The Variable Conversion Price represents 92% of the average of the two lowest closing bid prices of the common stock during the 20 trading days immediately prior to conversion.

On November 5, 1999, the Company issued the first tranche of US$3,000 of 3% Convertible Debentures with the date of maturity on November 5, 2002; and Warrants for the Convertible Debenture holder to purchase 45,000 shares of the Company’s common stock at an exercise price of US$3.75 per share with an expiration date of November 30, 2004. In addition, Warrants to purchase 30,000 shares of the Company’s common stock were issued to the placement agent as partial compensation for its services, with the same terms as the detachable warrants.

On March 22, 2000, the Company issued the second tranche of US$3,500 of 3% Convertible Debentures with the date of maturity on March 22, 2003; and Warrants for the Convertible Debenture holder to purchase 52,500 shares of the Company’s common stock at an exercise price of US$6.94 per share with an expiration date of March 31, 2005. In addition, Warrants to purchase 35,000 shares of the Company’s common stock were issued to the placement agent as partial compensation for its services, with the same terms as the detachable warrants.

During the year ended April 30, 2000, all the first tranche of US$3,000 and US$500 out of the US$3,500 second tranche Convertible Debentures and related interest amounting to US$23 up to the dates of conversion, were exercised, and 1,072,412 shares of common stock were issued in this respect. The remaining second tranche of Convertible Debentures of US$3,000 and the accrued interest thereof amounting to US$16 were converted into 1,233,557 shares of common stock during the year ended April 30, 2001.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

13.	COMMON STOCK, WARRANTS AND CONVERTIBLE DEBENTURES (CONTINUED)

(d)	During the eight months ended December 31, 2002, the Company repurchased, through open market purchases, 318,200 shares of common stock of the Company at an aggregate consideration of US$391. In July 2003, the Company sold 318,200 shares to a non-affiliated party for a consideration of US$541.

(e)	During the year ended December 31, 2003, warrants to purchase 150,000 shares of common stock and 1,122,500 stock options were exercised. As a warrantholder elected to take the cashless exercise of 95,891 shares of common stock, a total of 1,218,391 shares of common stock of the Company were issued accordingly.

As of December 31, 2003, the Company had 9,890,006 shares of common stock issued.

14.	EMPLOYEE RETIREMENT BENEFIT PLANS

Prior to December 1, 2000, the Company operated a defined contribution retirement plan (Retirement Plan) which is optional for all qualified employees in Hong Kong. The assets of the Retirement Plan are held separately from those of the Company in a provident fund managed by an independent trustee. The pension cost charge represents contributions payable to the fund by the Company at rates specified in the rules of the Retirement Plan. Where employees leave the Retirement Plan prior to vesting fully in the contributions, the contributions payable by the Company are reduced by the amount of forfeited contributions.

Following the introduction of the Mandatory Provident Fund (MPF) legislation in Hong Kong, the Company has participated in the defined contribution mandatory provident fund since December 1, 2000. Both the Company and its employees in Hong Kong make monthly contributions to the fund at 5% of the employees’ earnings as defined under Mandatory Provident Fund legislation. The 5% monthly contribution of the Company and the employees are subject to a cap of US$0.128 per month and thereafter contributions are voluntary. When employees leave the MPF scheme prior to vesting fully in voluntary contributions, the contributions payable by the Company are reduced by the amount of forfeited contributions.

The amounts of forfeitures in respect of Retirement Plan and MPF scheme for the year ended December 31, 2003, for the eight months ended December 31, 2002, for the years ended April 30, 2002 and 2001 were US$11, US$17, US$46 and US$2 respectively which was available to reduce the Company’s employer contribution payable in future periods.

As stipulated by the rules and regulations in the PRC, the PRC subsidiaries are required to contribute to a state-sponsored social insurance plan for all of its employees at rates ranging from 12% to 17% of the basic salary of its employees. The state-sponsored retirement plan was responsible for the entire pension obligations for the actual pension payments or post-retirement benefits beyond the annual contributions.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

14.	EMPLOYEE RETIREMENT BENEFIT PLANS (CONTINUED)

The Company has adopted Profit Sharing Plan and Trust (Profit Sharing Plan) for the benefit of substantially all employees in the US that satisfied the age and service requirements. The Company’s contributions are determined according to a discretionary formula in an amount determined each year by the management and will be allocated to each Qualifying Participant’s Individual account using the pro rata formula. No profit sharing expense made during all financial periods since its adoption.

Contributions paid and payable by the Company in respect of the employee retirement benefit plans charged to the consolidated statement of operations were US$543, US$290, US$481 and US$377 for the year ended December 31, 2003, for the eight months ended December 31, 2002, for the years ended April 30, 2002 and 2001 respectively.

15.	STOCK-BASED COMPENSATION

(a)	Stock incentive plan

On June 1, 1998, the Company adopted a stock option plan (The 1998 Plan) which was approved by the shareholders on December 9, 1998. The 1998 Plan allows the Board of Directors, or a committee thereof at the Board’s discretion, to provide for a total of 2,000,000 stock options to officers, directors, key employees and advisors of the Company. Out of the stock options provided, 1,285,000 stock options were issued in accordance with the terms of the 1998 Plan on April 12, 1999 to certain officers, directors, key employees and advisors of the Company at an exercise price of US$5.0 per share (the fair market value of the common stock as of April 12, 1999) and are exercisable during the period from April 12, 1999 to April 11, 2009.

Pursuant to the 1999 Annual Meeting of the Shareholders on December 15, 1999, the authorized number of stock options was increased from 2,000,000 to 4,000,000. The purchase price of the shares of the Common Stock covered by the 1998 Plan shall be at least 100% of the fair market value per share of such shares on the date of grant, with a term of ten years.

On July 1, 2003, the Company adopted the second stock plan (The 2003 Plan) which was approved by the shareholders on December 5, 2003. The 2003 Plan allows the Board of Directors, or a committee thereof at the Board’s discretion, to provide for a total of 4,000,000 stock options to officers, directors, key employees and advisors of the Company. The purchase price of the shares of the Common Stock covered by The 2003 Plan could be less than, equal to or greater than 100% of the fair market value of the Common Stock at the time of grant, with a term of ten years.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

15.	STOCK-BASED COMPENSATION (CONTINUED)

(a)	Stock incentive plan (Continued)

The stock options activities and related information are summarized as follows:

	As of December 31,				As of April 30,
	2003		2002		2002		2001
		Weighted		Weighted		Weighted		Weighted
		average		average		average		average
		exercise		exercise		exercise		exercise
	Options	price	Options	price	Options	Price	Options	price
		US$		US$		US$		US$
Outstanding, beginning of year/period	3,025,500	2.00	2,918,000	2.00	3,376,000	2.00	1,550,000	5.00
Granted	2,000,000	2.00	300,000	2.00	—	—	5,226,000	2.35
Exercised	(1,122,500)	2.00	—	—	—	—	—	—
Cancelled	(89,000)	2.00	(192,500)	2.00	(458,000)	2.00	(3,400,000)	3.91

Outstanding, end of year/period	3,814,000	2.00	3,025,500	2.00	2,918,000	2.00	3,376,000	2.00

Exercise price equals to market price on date of grant	1,739,000	2.00	2,838,000	2.00	2,918,000	2.00	3,376,000	2.35
Exercise price exceeds to market price on date of grant	2,075,000	2.00	187,500	2.00	—	—	—	—

	3,814,000	2.00	3,025,500	2.00	2,918,000	2.00	3,376,000	2.35

Exercisable, end of year/period	2,557,000	2.00	2,913,000	2.00	2,918,000	2.00	3,376,000	2.00

Weighted average remaining contractual life	7.04 years		5.33 years		6.06 years		7.06 years

All options issued, other than 1,257,000 options are immediately exercisable as of December 31, 2003. The 1,257,000 options are issued and outstanding but only vest in additional increments of 337,500, 337,500, 300,000 and 282,000 upon 2004, 2005, 2006 and 2007 respectively. The options totaling 1,257000 and 112,500 for the year ended December 31, 2003 and for the eight months period ended December 31, 2002 respectively, were not included in the diluted income per share calculation because their effect would have been anti-dilutive.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

15.	STOCK-BASED COMPENSATION (CONTINUED)

(b)	Warrants

(i)	The Company issued to a placement agent two warrants to purchase an aggregate of 65,000 shares of common stock for the services rendered in respect of the issue of the convertible debentures on November 5, 1999 and March 22, 2000 (see note 13(c)).

(ii)	On July 31, 1999 the Company entered into a consulting agreement with a consultant which providing investor relationship services to the Company, and the Company agreed to issue a 5-year common stock purchase warrant, with the expiry date on July 30, 2004. The consulting agreement was terminated on January 31, 2000 and a warrant to purchase 35,000 shares of common stock of the Company at an exercise price of US$5.00 was issued.

(iii)	On May 26, 2001, the Company entered into a consulting agreement with a consultant for a period of 24 months commencing on June 1, 2001. Pursuant to the agreement, the Company issued to the consultant warrants to purchase 260,000 shares of common stock of the Company on June 1, 2001. Of the warrants issued on June 1, 2001, the warrantholder is entitled to:

•	purchase 100,000 shares at US$2.29 per share exercisable through May 31, 2003 (expired, as of December 31, 2003);

•	purchase 80,000 shares at US$3.43 per share exercisable through May 31, 2004;

•	purchase 80,000 shares at US$4.57 per share exercisable through May 31, 2005.

(iv)	On May 27, 2001, the Company entered into another consulting agreement with a consultant. Pursuant to the agreement, the Company issued to the consultant warrants to purchase 100,000 shares of the common stock of the Company. On the same day, the Company issued to the consultant the said warrants at US$2.79 per share exercisable through May 26, 2002.

(v)	On August 16, 2001, the Company issued to an agent warrants to purchase 200,000 shares of common stock of the Company in consideration for consultancy services at US$3.00 per share exercisable through August 15, 2006.

(vi)	On April 15, 2002, in accordance with a common stock purchase agreement, the Company issued to an investor warrants to purchase 150,000 shares of common stock of the Company at US$1.79 per share exercisable through April 14, 2005. The warrants were exercised in July 2003 and 95,891 shares of common stock were issued accordingly pursuant to the cashless exercise.

(vii)	Pursuant to a strategic advisory services agreement dated July 1, 2003, the Company issued to a consultant warrants to purchase 600,000 shares of common stock of the Company at US$2 per share exercisable through March 31, 2004.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

15.	STOCK-BASED COMPENSATION (CONTINUED)

(b)	Warrants (Continued)

Save as disclosed above, none of the warrants as aforesaid was exercised for the year ended December 31, 2003, for the eight-month period ended December 31, 2002 and for each of the years in the two-year period ended April 30, 2002. The costs associated with these transactions are accounted for based on fair value of the warrants at the date of issue.

In addition, incentive stock options were issued to consultants/advisers under The 1998 Plan (see note 15(a)) to purchase the common stock of the Company as part of their fees during the year ended April 30, 2001. The costs associated with these transactions are also accounted for based on the fair value of these options at the date of issue.

Using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended
	December 31, 2003	April 30, 2002	April 30, 2001
Expected dividend yield	—	—	—
Expected stock price volatility	9%	23%	22%
Risk-free interest rate	1.07%	4.23%	5.34%
Expected life of options	0.75 years	3.21 years	3 years

The fair value of these warrants and options was estimated as US$9, US$297, US$266 respectively for the years ended December 31, 2003, April 30, 2002 and 2001. There were no incentive stock options and warrants granted and issued to consultants/advisers during the eight months ended December 31, 2002, and accordingly no related costs arose. The additional expense was recognized in the consolidated statement of operations and the same amount was recorded in the Company’s additional paid-in capital.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

16.	RELATED PARTY TRANSACTIONS

(a)	Names and relationship of related parties:

Existing relationships with the Company
Yih Yu Chuan	Director and major shareholder of the Company
Gemological Institute of America, Hong Kong Limited	Common director
iBBC Inc.	Common director (Became a subsidiary)
Gemriver Jewelry Limited	Common directors (Became a subsidiary)
Tanzanite (H.K.) Limited	Common directors

(b)	Summary of balances with related parties:

			As of	As of	As of
			December 31,	December 31,	April 30,
	Note		2003	2002	2002
			US$	US$	US$
Due from related parties:
Gemological Institute of America, Hong Kong Limited			464	464	468
Tanzanite (H.K.) Limited			44	47	53

	(i	)	508	511	521

Certain banking facilities granted to the Company collateralized by properties owned by Yih Yu Chuan and his personal guarantee to the extent of			9,147	8,311	8,440

16.	RELATED PARTY TRANSACTIONS (CONTINUED)

(c)	Summary of related party transactions:

		Year ended	8 months ended	Year ended	Year ended
		December 31,	December 31,	April 30,	April 30,
	Notes	2003	2002	2002	2001
		US$	US$	US$	US$
Sales:
Gemriver Jewelry Limited	(ii)	—	—	—	158

Purchase of equity interest in iBBC Inc., an entity controlled by Yih Yu Chuan		—	—	2,460	—

Advances to:
Gemriver Jewelry Limited	(iii)	—	—	679	711
iBBC Inc.		—	—	4,763	—

		—	—	5,442	711

Repayment from:
Gemriver Jewelry Limited		—	—	1,360	—
iBBC Inc.		—	—	4,951	—

		—	—	6,311	—

(i)	The amounts due from related parties represent unsecured advances which are interest-free and repayable on demand.

(ii)	The sales to the related party are made according to the published prices and conditions offered to the major customers of the Company.

(iii)	The advances were expenses paid on behalf of related parties with terms set out in note 16(c)(i) above.

The related party transactions with Gemriver Jewelry Limited and iBBC Inc. as aforesaid relate to transactions made before they became subsidiaries of the Company.

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

17.	SEGMENT INFORMATION

The management reported segment information on a geographical basis as over 90% of the Company’s turnover and contribution to operating results are derived from the business segment of manufacture and sales of jewelry. In respect of geographical segment reporting, revenues are based on the country in which the customer is located. Total long-lived assets are where the assets are located.

(a)	Geographical segments:

	Year ended	8 months ended	Year ended	Year ended
	December 31,	December 31,	April 30,	April 30,
	2003	2002	2002	2001
	US$	US$	US$	US$
Revenue from external customers:
US & Canada	42,851	24,545	28,810	38,463
Hong Kong	1,961	1,451	4,897	599
Europe and other countries	8,017	3,469	5,518	7,028
PRC	—	—	6	74
Japan	5,338	2,344	9	121

	58,167	31,809	39,240	46,285

	As of	As of	As of
	December 31,	December 31,	April 30,
	2003	2002	2002
	US$	US$	US$
Carrying amount of long-lived assets:
Hong Kong	5,564	5,744	6,224
PRC	3,030	3,027	2,318
US	303	403	394

Total long-lived assets (excluding goodwill)	8,897	9,174	8,936
Reconciling items:
Others	51,789	39,714	34,587

Total consolidated assets	60,686	48,888	43,523

LJ INTERNATIONAL INC.

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

17.	SEGMENT INFORMATION (CONTINUED)

(b)	The Company derived operating revenue from the following major customers, which accounted for over 10% of operating revenue.

	Year ended		8 months ended		Year ended		Year ended
	December 31, 2003		December 31, 2002		April 30, 2002		April 30, 2001
	US$	%	US$	%	US$	%	US$	%
Sterling, Inc	5,870	10	2,709	9	3,121	8	3,605	8
QVC Network Inc.	5,869	10	8,021	25	10,963	28	21,848	47
Goldleaves Trading Ltd.	1,858	3	1,418	4	4,273	11	—	—

Trade receivables related to these major customers were US$4,311, US$4,885 and US$4,193, as of December 31, 2003, December 31, 2002 and April 30, 2002 respectively.

18.	RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

     As in most United States jurisdictions, the board of directors of a British Virgin Islands company is charged with the management and affairs of the company, and subject to any limitations to the contrary in the Memorandum of Association of the Company, the Board of Directors is entrusted with the power to manage the business and affairs of the Company. In most United States jurisdictions, directors owe a fiduciary duty to the company and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the company and refrain from conduct that injures the company or its shareholders or that deprives the company or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited.

     Under British Virgin Islands law, liability of a director to the company is basically limited to cases of wilful malfeasance in the performance of his duties or to cases where the director has not acted honestly and in good faith and with a view to the best interests of the company. However, under its Memorandum of Association, the Company is authorized to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or liquidator of the Company, provided such person acted honestly and in good faith and with a view to the best interests of the Company and, in the case of a criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. The Company’s Memorandum of Association also permits the Company to indemnify any director, officer or liquidator of the Company who was successful in any proceeding against expenses and judgments, fines and amounts paid in settlement and reasonably incurred in connection with the proceeding, where such person met the standard of conduct described in the preceding sentence.

     The Company has provisions in its Memorandum of Association that insure or indemnify, to the full extent allowed by the laws of the Territory of the British Virgin Islands, directors, officers, employees, agents or persons serving in similar capacities in other enterprises at the request of the Company.

     The Company may obtain a directors’ and officers’ insurance policy.

Item 7. Recent Sales of Unregistered Securities.

     The securities of the Company that were issued and sold by the Company within the past three years and have not been registered with the Securities and Exchange Commission are described below.

     On May 31, 2001, August 15, 2001, April 15, 2002 and July 1, 2003, the Registrant issued warrants to purchase up to 260,000 shares, 200,000 shares, 150,000 shares and 600,000 shares of its common stock to Yorkshire Capital Limited, The Bauer Partnership, Inc., Navigator Investments Holding IX Limited, and Solo Argento Inc. The warrants have been marked with restrictive legends and are “restricted” securities as defined by Rule 144 promulgated under the Securities Act. No underwriter was involved in the distribution of these securities, and no commissions were paid in connection therewith. The warrant holders have been involved in business ventures in the past and are knowledgeable investors and business entities capable of fending for themselves and financially capable of bearing the economic risks involved. Further, the warrant holders were furnished with or had access to full and complete information concerning the Registrant and its activities. Accordingly, the Registrant believes that these transactions are exempt from registration pursuant to Section 4(2) of the Securities Act as private transactions which did not involve a public offering of securities. The warrant holders are aware that the securities were not registered under the Securities Act and cannot be reoffered or sold until they have been so registered or until the availability of the exemption therefrom has been established to the satisfaction of the Registrant.

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

1.1	Form of Underwriting Agreement*
1.2	Form of Selected Dealers Agreement*
1.3	Form of Underwriter’s Warrant Agreement*
3.1	Memorandum of Association of the Company*
3.2	Articles of Association of the Company*
3.3	Amendment to Articles of Association of the Company*
4.1	Form of Common Stock Certificate*
4.2	Form of Warrant Agreement by and between the Company and American Securities Transfer & Trust, Incorporated, as Warrant Agent*
4.3	Form of Warrant Certificate*
5.1	Opinion of Harney Westwood & Riegels, British Virgin Island counsel to the Company, as to the validity of the Shares and the Purchase Warrants*
10.1	Employment Agreement of Yu Chuan Yih with the Registrant**
10.2	Form of Financial Advisory Agreement with the Underwriter*
10.3	Form of Merger and Acquisition Agreement with the Underwriter*
10.4	Agreement with QVC, Inc.*
10.5	Securities Purchase Agreement dated as of October 29, 1999 and exhibits and amendments thereto — incorporated by reference to the Exhibits to our Registration Statement on Form F-3 and amendments thereto, SEC File No. 333-11482, declared effective on April 3, 2000.
21.1	List of Significant Subsidiaries of the Company**
23.1	Consent of Moores Rowland Mazars, Hong Kong, independent auditors
23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)*
24.1	Powers of Attorney*

*	Previously filed

**	Incorporated by reference to the Exhibits to our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, SEC File No. 0-29620.

(b)	Financial Statements and Schedules

(1)	Financial Statements

The financial statements filed as part of this Registration Statement are listed in the Index to Consolidated Financial Statements of LJ International Inc. on Page F-1.

(2)	Schedules

The following financial statement schedules are filed herewith: None

Item 9. Undertakings.

(a)	Rule 415 Offerings.

                  The undersigned registrant hereby undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof;

                  (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  (4) File a post-effective amendment to the registration statement to include any financial statements required by section 210.3-19 at the start of any delayed offering or throughout a continuous offering.

         (b) Equity offerings of nonreporting registrants.

                  The undersigned registrant hereby undertakes to provide to the Underwriter, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (c) Request for acceleration of effective date.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) Reliance upon Rule 430A under the Securities Act.

                  The undersigned registrant hereby undertakes that it will:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered therein, and that offering of such securities at that time as the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on May 19, 2004.

LJ INTERNATIONAL INC.
By:	/s/ YU CHUAN YIH
Yu Chuan Yih
Chairman and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ YU CHUAN YIH Yu Chuan Yih	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	5/19/04

/s/ KA MAN AU Ka Man Au	Chief Operating Officer and Director	5/19/04

/s/ HON TAK RINGO NG Hon Tak Ringo Ng	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	5/19/04

/s/ PO YEE ELSA YUE Po Yee Elsa Yue	Director	5/19/04

/s/ LIONEL C. WANG Lionel C. Wang	Director	5/19/04

/s/ ANDREW N. BERNSTEIN Andrew N. Bernstein	Authorized Representative in the United States	5/19/04

EXHIBIT INDEX

Exhibit		Page
Number	Description of Exhibit	Number
1.1	Form of Underwriting Agreement	*
1.2	Form of Selected Dealers Agreement	*
1.3	Form of Underwriter’s Warrant Agreement	*
3.1	Memorandum of Association of the Company	*
3.2	Articles of Association of the Company	*
3.3	Amendment to Articles of Association of the Company	*
4.1	Form of Common Stock Certificate	*
4.2	Form of Warrant Agreement by and between the Company and
	American Securities Transfer & Trust, Incorporated, as Warrant Agent	*
4.3	Form of Warrant Certificate	*
5.1	Opinion of Harney Westwood & Riegels, British Virgin Island counsel to the Company, as to the validity of the Shares and the Purchase Warrants	*
10.1	Employment Agreement of Yu Chuan Yih with the Registrant	**
10.2	Form of Financial Advisory Agreement with the Underwriter	*
10.3	Form of Merger and Acquisition Agreement with the Underwriter	*
10.4	Agreement with QVC, Inc.	*
10.5	Securities Purchase Agreement dated as of October 29, 1999 and exhibits and amendments thereto	***
21.1	List of Significant Subsidiaries of the Company	**
23.1	Consent of Moores Rowland Mazars, Hong Kong, independent auditors
23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)	*
24.1	Powers of Attorney	*

*	Previously filed.

**	Incorporated by reference to the Exhibits to our Annual Report on Form 20-F for the fiscal year ended December 31, 2003, SEC File No. 0-29620.

***	Incorporated by reference to the Exhibits to our Registration Statement on Form F-3 and amendments thereto, SEC File No. 333-11482, declared effective on April 3, 2000.